UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
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Exchange Act of 1934 (Amendment No.  )
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SAFEGUARD SCIENTIFICS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
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435 Devon Park Drive, Building 800
Wayne, PA 19087-1945
Phone:                610.293.0600
Toll- Free:          877.506.7371
Fax:                     610.293.0601
Internet: www.safeguard.com
SAFEGUARD SCIENTIFICS, INC.
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
Dear Shareholder:
You are invited to attend the Safeguard Scientifics, Inc. 2008 Annual Meeting of Shareholders.

DATE:	July 23, 2008

TIME:	7:00 a.m. Eastern time

PLACE:	Boston Harbor Hotel
70 Rowes Wharf
Boston, MA 02110
617.439.7000

RECORD DATE:	Only shareholders who owned stock at the close of business on June 2, 2008, can vote at this meeting and any adjournments that may take place.

ITEMS OF BUSINESS:	1. To elect 11 directors;
2.	To consider and vote upon a proposal to amend our Second Amended and Restated Articles of Incorporation to effect a reverse stock split of our outstanding common stock at an exchange ratio of not less than 1-for-4 and not more than 1-for-8, and authorize our Board of Directors, in its discretion, to implement the reverse stock split within this range at any time prior to our 2009 annual meeting of shareholders by filing an amendment to our Second Amended and Restated Articles of Incorporation;

3.	To consider a proposal to ratify the appointment of KPMG LLP as Safeguard’s independent registered public accounting firm for the fiscal year ending December 31, 2008; and

4.	To consider such other business as may properly come before the meeting.
We also will report on Safeguard's 2007 business results and other matters of interest to our shareholders. You will have an opportunity at the meeting to ask questions, make comments and meet our management team.

Your vote is very important. We encourage you to read the proxy statement and submit your proxy or voting instructions as soon as possible to ensure your representation at the annual meeting, regardless of whether you attend in person. You may vote by completing, signing, dating and returning your proxy card or voting instruction form in the pre-addressed envelope provided, or, in most cases, by using the telephone or the Internet. For specific instructions on how to vote your shares, please refer to the section entitled “Questions and Answers about the Meeting and the Proposals” beginning on page 1 of the proxy statement and the instructions on the proxy card or voting instruction form.
This notice of annual meeting, proxy statement, accompanying proxy card, and 2007 annual report are being mailed to shareholders beginning [June 10, 2008] in connection with the solicitation of proxies by the Board of Directors.
By Order of the Board of Directors,

Deirdre Blackburn
Secretary
[June 3, 2008]

PROXY STATEMENT FOR ANNUAL MEETING OF SHAREHOLDERS
ELECTION OF DIRECTORS
CORPORATE GOVERNANCE AND BOARD MATTERS
PROPOSAL TO EFFECT A REVERSE STOCK SPLIT
RATIFICATION OF APPOINTMENT OF KPMG LLP
AUDIT COMMITTEE REPORT
STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS, DIRECTORS AND OFFICERS
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
COMPENSATION DISCUSSION AND ANALYSIS
COMPENSATION COMMITTEE REPORT
EXECUTIVE COMPENSATION
OTHER MATTERS

PROXY STATEMENT FOR ANNUAL MEETING OF SHAREHOLDERS
QUESTIONS AND ANSWERS ABOUT THE MEETING AND THE PROPOSALS

Q:	When and where is the annual meeting?

A:	Safeguard’s annual meeting is being held on Wednesday, July 23, 2008 at 7:00 a.m. at the Boston Harbor Hotel, 70 Rowes Wharf, Boston, MA 02110.

Q:	Do I need a ticket or proof of Safeguard ownership to attend the annual meeting?

A:	You will not need a ticket to attend the annual meeting. However, only persons with evidence of stock ownership, or who are guests of Safeguard, may attend and be admitted to the annual meeting. Photo identification, such as a valid driver’s license or passport, will be required. If you are not a shareholder of record but hold shares through a broker, trust company, bank or other nominee, you will need to provide proof of beneficial ownership on the record date, such as a legal proxy from your broker, trust company, bank or other nominee, your most recent brokerage account statement prior to June 2, 2008, a copy of the voting instruction form provided by your broker, trustee or other nominee, or other similar evidence of ownership. If you do not have photo identification and proof that you own Safeguard shares, you will not be admitted to the meeting.

Q:	Why am I receiving these materials?

A:	You are receiving Safeguard’s annual report, notice of annual meeting, proxy statement and a proxy card or voting instruction form because you owned shares of Safeguard stock on June 2, 2008, the record date for determining the shareholders entitled to vote at the annual meeting. This proxy statement contains detailed information relating to the proposals on which we would like you, as a shareholder, to vote. The proxy card or voting instruction form is used for voting on the proposals.

Q:	How many shares must be present to hold the meeting?

A:	To hold the meeting, a quorum must be present. A quorum is a majority of the outstanding shares, which may be represented at the meeting either in person or by proxy. Proxies received but marked as abstentions or containing broker non-votes on a particular matter will be included in the calculation of the number of shares entitled to vote for the purpose of determining the presence of a quorum.

Q:	What am I voting on?

A:	You are being asked to vote on:

1.	The election of 11 directors who have been nominated to serve on Safeguard’s Board of Directors (“Board”);

2.	A proposal to amend our Second Amended and Restated Articles of Incorporation to effect a reverse stock split of our outstanding common stock at an exchange ratio of not less than 1-for-4 and not more than 1-for-8, and authorize our Board, in its discretion, to implement the reverse stock split within this range at any time prior to our 2009 annual meeting of shareholders by filing an amendment to our Second Amended and Restated Articles of Incorporation; and

3.	A proposal to ratify the appointment of KPMG LLP as Safeguard’s independent registered public accounting firm for the 2008 fiscal year.
  We also will consider other business that properly comes before the annual meeting.

Q:	How does Safeguard’s Board of Directors recommend I vote?

A:	Unless you instruct otherwise on your proxy card, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of Safeguard’s Board. The Board recommends a vote:

• “FOR” the election of each Board nominee;

• “FOR” the proposal to amend our Second Amended and Restated Articles of Incorporation to effect a reverse stock split of our outstanding common stock at an exchange ratio of not less than 1-for-4 and not more than 1-for-8, and authorize our Board, in its discretion, to implement the reverse stock split within this range at any time prior to our 2009 annual meeting of shareholders by filing an amendment to our Second Amended and Restated Articles of Incorporation; and

• “FOR” the proposal to ratify the appointment of KPMG LLP as Safeguard’s independent registered public accounting firm for the fiscal year ending December 31, 2008.

Our Board also requests discretionary authority to cumulate votes in the election of directors and to vote on any other matters that may properly arise at the meeting. If our Board gives no recommendation on any such matter, the proxy holders will vote in their own discretion.

Q:	How many votes do I have?

A:	Each share of Safeguard common stock outstanding on the record date is entitled to vote on all items being voted upon at the annual meeting. On the record date, we had [121,535,560] shares of common stock issued and outstanding.

Every shareholder may cast one vote for each share owned on the record date. In the election of directors, shareholders may elect to cumulate their votes as described below under “What does cumulative voting mean?”

Q:	What does cumulative voting mean?

A:	Cumulative voting applies only in the election of directors. It means that you may cast a number of votes equal to the number of Safeguard shares you own multiplied by the number of directors to be elected. For example, since 11 directors are standing for election at the annual meeting, if you hold 100 shares of Safeguard stock, you may cast 1,100 votes (11 times 100) in the election of directors. You may distribute those votes among as few or as many of the 11 nominees as you wish. In other words, in the example provided, you may cast all 1,100 votes “FOR” one nominee or allocate your 1,100 votes among two or more nominees, as long as the total equals 1,100 votes.

If you received a proxy card and wish to vote cumulatively, you must:

• Write the words “cumulate for” in the space provided under item 1 of the proxy card; and

• Write the name of each nominee and the number of votes to be cast for each nominee in that space.

If you vote cumulatively, please check to be sure that the votes you cast add up to the number of shares you own multiplied by 11. If the number of votes does not add up correctly, your votes will not be counted until a properly completed proxy card has been received.

The cumulative voting feature for the election of directors also is available by voting in person at the annual meeting; however, it is not available by telephone or the Internet. If you are the beneficial owner of shares held in street name and wish to vote cumulatively, you will need to contact your broker, bank or other nominee holder of your shares.

Q:	What is the difference between holding shares as a “shareholder of record” and as a “beneficial owner”?

A:	Most of Safeguard’s shareholders hold their shares through a broker, bank or other nominee rather than directly in their own name. There are important distinctions between shares held of record and those owned beneficially.

Shareholder of Record

If your shares are registered directly in your name with Safeguard’s transfer agent, BNY Mellon Shareowner Services, you are considered the shareholder of record with respect to those shares, and these proxy materials are being sent to you directly by Safeguard. As a shareholder of record, you have the right to grant your voting proxy directly to Safeguard or to vote in person at the meeting. If you are a shareholder of record, Safeguard has enclosed a proxy card for your use in voting your shares.

Beneficial Owner

If your shares are held in street name (such as in a brokerage account or by another nominee, such as a bank or trust company), you are considered the beneficial owner of the shares, and these proxy materials, together with a voting instruction form, are being forwarded to you by your broker or other nominee. As the beneficial owner, you have the right to direct your broker or other nominee how to vote your shares, but unless you receive a proxy from your broker, you cannot vote your shares directly or by proxy — you must instruct your broker or other nominee as to how to vote your shares. You also are invited to attend the annual meeting. To vote your shares at the meeting, you will need a legal proxy from your broker or other nominee authorizing you to vote at the meeting.

Q:	How do I vote my shares?

A:	If you are a shareholder of record, there are three ways for you to vote by proxy:

	1.	Log on to the Internet at http://www.proxyvoting.com/sfe and follow the instructions at that site;

	2.	Call 1.866.540.5760 and follow the instructions; or

	3.	Sign and date each proxy card you receive, mark the boxes indicating how you wish to vote, and return the proxy card in the prepaid envelope provided.

Telephone and Internet voting will close at 11:59 p.m. Eastern time the day prior to the annual meeting date.

If you sign your proxy card but do not mark any boxes showing how you wish to vote, Brian J. Sisko and Deirdre Blackburn, as the proxies designated by our Board to act on behalf of shareholders, will vote your shares and cumulate your votes as recommended by our Board and, in their discretion, will vote on any other matters which may properly arise at the meeting.

If you are the beneficial owner of shares held in street name, you will receive a voting instruction form directly from your broker, bank or other nominee describing how to vote your shares. This form will, in most cases, offer you three ways to vote:

	1.	Via the Internet;

	2.	By telephone; or

	3.	By completing, signing and returning the voting instruction form in the accompanying prepaid envelope.

Whether you are a shareholder of record or the beneficial owner of the shares, you will need to have your proxy card or voting instruction form in hand when you call or log on to the Internet.

Q:	What do I do if I change my mind after I vote my shares?

A:	If you are a shareholder of record, you may change your vote at any time prior to the vote at the annual meeting by:

	1.	Re-voting by telephone or via the Internet (only your latest vote will be counted);

	2.	Submitting another proxy card with a later date (again, only your latest vote will be counted);

	3.	Sending written notice to our Secretary (which must be received at our corporate headquarters on or before the business day prior to the annual meeting) stating that you would like to revoke (that is, cancel) your proxy; or

	4.	Voting in person at the annual meeting.

If you are the beneficial owner of shares held in street name, you may submit new voting instructions by following the instructions provided by your broker, bank or other nominee. You also may vote in person at the annual meeting if you obtain a legal proxy from your broker or other nominee authorizing you to vote at the meeting.

Attendance at the annual meeting will not cause your previously granted proxy to be revoked unless you specifically request such a revocation. If you are a shareholder of record and wish to vote at the meeting, you may do so by presenting your completed proxy card or ballot to the judge of election. If you are a beneficial owner of shares held in street name and wish to vote at the meeting, you must present a legal proxy from your broker or other nominee to the judge of election along with your ballot.

Q:	What is the required vote for a proposal to pass?

A:	Election of Directors. The 11 nominees who receive the highest number of “FOR” votes at the annual meeting will be elected as directors. A properly executed proxy that withholds authority to vote with respect to the election of one or more directors will not be voted with respect to the director or directors indicated and will not be taken into account in determining the outcome of the election; however, it will be counted for purposes of determining whether there is a quorum.

Other Proposals. For the other proposals, including an amendment to our Second Amended and Restated Articles of Incorporation to effect a reverse stock split at the discretion of our Board, the ratification of the appointment of our independent registered public accounting firm, and each other proposal that may be properly brought before the meeting, the affirmative vote of a majority of the votes cast by all the shareholders entitled to vote for the proposal will be required. A properly executed proxy marked “ABSTAIN” with respect to any such matter will be counted for purposes of determining whether there is a quorum. However, under Pennsylvania law, a proxy marked “ABSTAIN” is not considered a vote cast. Accordingly, an abstention will have no effect on the approval of these proposals. Broker non-votes (which are explained in the next question) are not counted in the tally of votes “FOR” or “AGAINST” a proposal and, therefore, have no effect on the proposal, assuming a quorum is present.

Q:	Will my shares be voted if I do not sign and return my proxy card or voting instruction form?

A:	They could be. If you are a shareholder of record and do not provide a proxy, your shares will not be voted unless you attend the meeting and vote your shares. If you are a beneficial owner of shares held in street name and you do not provide your broker with voting instructions, your broker or other nominee may either use its discretion to vote your shares on “routine” matters or leave your shares unvoted. All matters expected to be voted on at the annual meeting are considered “routine” by the New York Stock Exchange (“NYSE”). However, for matters deemed “non-routine” by the NYSE, your broker or other nominee would not be able to vote without your instructions, in which case your shares would be considered “broker non-votes” on that particular matter. No matters expected to be voted on at the annual meeting are considered non-routine by the NYSE.

Q:	Who will count the votes?

A:	A representative of Safeguard will count the votes and act as the judge of election.

Q:	What does it mean if I get more than one proxy card or voting instruction form?

A:	It may mean that you have multiple accounts at the transfer agent or hold your shares in more than one brokerage account. Please provide voting instructions for all proxy cards and voting instruction forms that you receive. If you are a shareholder of record, we encourage you to contact our transfer agent to obtain information about how to combine your accounts. You may contact our transfer agent at the following address and telephone numbers:

Safeguard Scientifics, Inc.
c/o BNY Mellon Shareowner Services
P. O. Box 358015
Pittsburgh, PA 15252-8015

Toll Free:	800.851.9677
TDD Hearing Impaired:	800.231.5469
International:	201.680.6578
International TDD Hearing Impaired:	201.680.6610

If you are a shareholder of record, you also can find information on transferring shares and other useful shareholder information on our transfer agent’s web site at www.bnymellon.com/shareowner/isd.

Q:	What is “householding” and how does it affect me?

A:	If you and other residents at your mailing address are the beneficial owner of shares held in street name, your broker, bank or other nominee may have notified you that your household will receive only one annual report and proxy statement for each company in which you hold stock through that broker, bank or other nominee. This practice is commonly referred to as “householding” and potentially provides extra convenience for shareholders and cost savings for companies. Unless you responded that you did not want to participate in householding, you were deemed to have consented to the process. Therefore, your broker or other nominee will send only one copy of our annual report and proxy statement to your address; however, each shareholder in your household should continue to receive a separate voting instruction form.

If you are the beneficial owner of shares held in street name and you would like to receive your own set of our annual report and proxy statement in the future, or if you share an address with another Safeguard shareholder and together both of you would like to receive only a single set of Safeguard annual documents, please contact Broadridge by telephone at 800.542.1061. Be sure to provide Broadridge with your name, the name of your brokerage firm, bank or other nominee, and your account number.

If you are currently subject to householding and would like to receive an individual copy of this year’s annual report or proxy statement, we will promptly send a copy to you if you send a written request to Safeguard Scientifics, Inc., Attention: Investor Relations, 435 Devon Park Drive, Building 800, Wayne, PA 19087-1945 or call 877.506.7371.

ELECTION OF DIRECTORS
Item 1 on Proxy Card
Directors are elected annually and serve until the next annual meeting of shareholders. There are 11 nominees for election this year. All of the nominees are currently serving as directors. Each nominee has consented to serve until the next annual meeting if elected. You will find a biography for each nominee below. If any director is unable to stand for re-election after distribution of this proxy statement, the Board may reduce its size or designate a substitute. If the Board designates a substitute, proxies voting on the original director candidate will be cast for the substituted candidate. The Board recommends a vote “FOR” each nominee. The 11 nominees who receive the highest number of affirmative votes will be elected as directors.
Peter J. Boni, age 62, joined Safeguard as President and Chief Executive Officer and a member of the Board in August 2005. Mr. Boni also is a director of Clarient, Inc. Positions held include Operating Partner for Advent International, Inc., a global private equity firm with $10 billion under management (April 2004 to August 2005); Chairman and Chief Executive Officer of Surebridge, Inc., an applications outsourcer serving the mid-market (March 2002 to April 2004); Managing Principal of Vested Interest LLC, a management consulting firm (January 2001 to March 2002); and President and Chief Executive Officer of Prime Response, Inc., an enterprise applications software provider (February 1999 to January 2001).
Michael J. Cody, age 58, has served on our Board since 2006. Positions held include Senior Vice President of Corporate Development (November 2007 to present) of Ensign-Bickford Industries, a provider of ordnance initiation systems for the aerospace and defense industries and pet food palatability products; Partner, Meadowood Capital, LLC, a private equity firm (April 2007 to November 2007); Vice President of Corporate Development, responsible for mergers, acquisitions and divestitures at EMC Corporation, a provider of products, services and solutions for information storage and management (1998 until his retirement in March 2007); Director of Corporate Development at United Technologies Corporation, a diversified technology company (1993 to 1998); Managing Director of the investment banking group at Price Waterhouse (1990 to 1993); and Vice President of Investment Banking at Kidder Peabody & Co. (1980 to 1989).
Julie A. Dobson, age 51, has served on our Board since 2003. Ms. Dobson also is a director of PNM Resources, Inc. and non-executive Chairperson of the Board of LCC International, Inc. Positions held include Chief Operating Officer (1998 until February 2002) of TeleCorp PCS, Inc., a wireless/mobile phone company that was acquired by AT&T Wireless, Inc. in late 2001; President of Bell Atlantic Corporation’s New York/ New Jersey Metro Region mobile phone operations (1997 to 1998); and a number of executive positions during her 18-year career with Bell Atlantic Corporation, including sales, operations, and strategic planning and development in the chief executive officer’s office.
Robert E. Keith, Jr., age 66, has served on our Board since 1996 and was appointed Chairman of the Board in October 2001, prior to which he served as Vice Chairman since February 1999. Mr. Keith also is a director of Internet Capital Group, Inc. Positions held include Managing Director of TL Ventures, a group of venture capital funds, and its predecessor funds (1988 to present); senior adviser to, and co-founder of, EnerTech Capital Partners (1996 to present); member of the Office of the Chief Executive of Safeguard (April 2001 to October 2001); and President (1991 to December 2002) and Chief Executive Officer (February 1996 to December 2002), of Technology Leaders Management, Inc., a private equity capital management company.
Andrew E. Lietz, age 69, has served on our Board since 2003. Mr. Lietz also is a director of Amphenol Corporation and DDi Corp. and a member of the Board of Trustees of the University System of New Hampshire. Positions held include Managing Director and Founder of Rye Capital Management, LLC, a private equity investment firm (2001 to present); Executive Chairman (late 2000 until mid 2002) of Clare Corporation, a designer and manufacturer of integrated circuits, solid-state relays and electronic switches, which was acquired by Ixys Corporation in June 2002; President and Chief Executive Officer (1995 to 2000) of, and several other executive positions during his 16-year career with, Hadco Corporation, a global manufacturer of electronic interconnect products and services; and a variety of positions at IBM Corporation.

George MacKenzie, age 59, has served on our Board since 2003. Mr. MacKenzie also is a director of American Water Works Company, Inc., C&D Technologies, Inc. and Tractor Supply Company. Positions held include non-executive Chairman of the Board (May 2006 to present) and interim Chief Executive Officer (January 2006 to April 2006) of American Water, a provider of water services in North America; interim Chief Executive Officer of C&D Technologies, Inc., a technology company that produces and markets systems for the conversion and storage of electrical power (March 2005 to July 2005); Executive Vice President and Chief Financial Officer of P.H. Glatfelter Company, a manufacturer of specialty papers and engineered products (September 2001 to June 2002); Vice Chairman (2000 to 2001) and Chief Financial Officer (1995 until his retirement in 2001) of, and several other executive positions during his 22-year career with, Hercules, Incorporated, a global chemical specialties manufacturer.
George D. McClelland, age 61, has served on our Board since 2006. Positions held include Chairman, CEO and Founder of eSecLending, a provider of securities lending services to the pension industry (2000 to 2001); a director of Riverstone Networks, Inc. and Storage Networks, Inc.; Senior Vice President, responsible for managing many of the portfolio companies of United Asset Management Corporation, a public holding company (1994-2001); multiple corporate management roles at FMR Corp., a diversified financial services company (1987-1991); and Corporate Treasurer of Data General Corporation, a technology company (1972-1987).
Jack L. Messman, age 68, has served on our Board since 1994. Mr. Messman also is a director of AMG Advanced Metallurgical Group N.V., RadioShack Corporation and Timminco Limited. Positions held include Chairman of the Board and Chief Executive Officer of Novell, Inc., a provider of infrastructure software products focused around Linux and identity management (2001 to 2006); Chief Executive Officer and President of Cambridge Technology Partners (Massachusetts), Inc., an e-business systems integration company (August 1999 until its acquisition by Novell, Inc. in July 2001); Chairman and Chief Executive Officer of Union Pacific Resources Group Inc., an independent oil and gas exploration and production company (April 1991 to August 1999); and Chairman and Chief Executive Officer of USPCI, Inc., Union Pacific’s environmental services company (May 1988 to April 1991).
Dr. John W. Poduska, Sr., age 70, has served on our Board since 1987. Dr. Poduska also is a director of Novell, Inc. and Anadarko Petroleum Corporation. Positions held include Chairman of Advanced Visual Systems, Inc., a provider of visualization software and solutions (January 1992 to December 2001); President and Chief Executive Officer of Stardent Computer, Inc, a computer manufacturer (December 1989 to December 1991); and Founder, Chairman and Chief Executive Officer of Stellar Computer, Inc., a computer manufacturer and the predecessor of Stardent Computer, Inc. (December 1985 to December 1989).
John J. Roberts, age 63, has served on our Board since 2003. Mr. Roberts also is a director of Armstrong World Industries, Inc. and Vonage Holdings Corp. and a trustee of Pennsylvania Real Estate Investment Trust. Mr. Roberts is a C.P.A. Positions held include Global Managing Partner and a Member of the Leadership Team of PricewaterhouseCoopers LLP at the time of his retirement in June 2002, completing a 35-year career with the professional services firm during which he served in a variety of client service and operating positions.
Dr. Robert J. Rosenthal, age 51, has served on our Board since 2007. Dr. Rosenthal also is a member of the Board of Advisors of the University of Maryland. Positions held include President, Chief Executive Officer and a director of Magellan Biosciences, Inc., a provider of clinical diagnostics and life sciences research tools (October 2005 to present); President, Chief Executive Officer and a director of TekCel, Ltd., a provider of life sciences research tools (October 2003 to January 2007); President and Chief Executive Officer of Boston Life Sciences, Inc., a diagnostic and therapeutic development company (July 2002 to October 2003); President and Chief Executive Officer of Magellan Discovery Technologies, LLC, a life sciences acquisition company (January 2001 to July 2002); Senior Vice President of PerkinElmer Corporation and President of its instrument division (March 1999 to November 2000); and in various executive positions at Thermo Optek Corporation (September 1995 to February 1999).

CORPORATE GOVERNANCE AND BOARD MATTERS
Safeguard’s Corporate Governance Guidelines, Code of Business Conduct and Ethics, and the charters for the Board’s Audit Committee, Compensation Committee and Nominating & Corporate Governance Committee are available at www.safeguard.com/governance. Shareholders also may obtain a print copy of these documents, at no cost, by writing to our Secretary at 435 Devon Park Drive, Building 800, Wayne, PA 19087-1945. The Code of Business Conduct and Ethics is applicable to all employees of Safeguard, including each of our executive and financial officers, and the members of our Board. Safeguard intends to post information regarding amendments to or waivers from our Code of Business Conduct and Ethics (to the extent applicable to Safeguard’s directors or executive officers) in the Corporate Governance section of our website. Our website is not part of this proxy statement. All references to our website address are intended to be inactive textual references only.
Board Independence. Safeguard’s common stock is listed on the New York Stock Exchange, which we refer to below as the “NYSE.” To assist the Board in making independence determinations, the Board has adopted categorical standards which are reflected in our Corporate Governance Guidelines. Generally, under these standards, a director does not qualify as an independent director if any of the following relationships exist:
•	Currently or within the previous three years, the director has been employed by us, someone in the director’s immediate family has been one of our executive officers, or the director or someone in the director’s immediate family has been employed as an executive officer of another company where any of our present executive officers at the same time serves or served on that company’s compensation committee;

•	The director or someone in the director’s immediate family is a current partner of a firm that is our internal or external auditor, the director is a current employee of the firm, someone in the director’s family is a current employee of the firm who participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice, or the director or someone in the director’s immediate family is a former partner or employee of such a firm and personally worked on our audit within the last three years;

•	The director or someone in the director’s immediate family received, during any 12-month period within the last three years, more than $100,000 in direct compensation from us (other than director and committee fees and pension or other forms of deferred compensation for prior service that are not contingent in any way on continued service);

•	The director is a current employee or holder of more than 10% of the equity of another company, or someone in the director’s immediate family is a current executive officer or holder of more than 10% of the equity of another company, that has made payments to or received payments from us, in any of the last three fiscal years of the other company, that exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues; or

•	The director is a current executive officer of a charitable organization to which we have made charitable contributions in any of the charitable organization’s last three fiscal years that exceed the greater of $1 million or 2% of that charitable organization’s consolidated gross revenues.
The Board has determined that Michael Cody, Julie Dobson, Andrew Lietz, George MacKenzie, George McClelland, Jack Messman, John Poduska, John Roberts and Robert Rosenthal have no direct or indirect material relationships with us other than their directorship and, therefore, are independent within the meaning of the NYSE listing standards and satisfy the categorical standards contained in our Corporate Governance Guidelines.
Board Structure and Committee Composition. At the date of this proxy statement, Safeguard’s Board has 11 members and four standing committees. The Board held seven meetings in 2007. Each incumbent director attended at least 75% of the total number of meetings of the Board and committees of which he or she was a member. Directors are invited, but not required, to attend annual meetings of Safeguard shareholders. All directors who were serving on our Board at the time of the meeting attended the 2007 annual meeting of shareholders. Under our Corporate Governance Guidelines and NYSE listing standards, non-employee directors meet in executive session at each regularly scheduled Board meeting, outside of the presence of any management directors and any other members of Safeguard’s management who may otherwise be present, and during at least one session per year, only independent directors are present. The Chairperson of the Nominating & Corporate Governance Committee

presides at these sessions. The table below describes the membership of each of the standing committees during 2007 and the number of meetings held by each of these committees during 2007.

Nominating &
	Acquisition	Audit	Compensation	Corporate Governance

Number of Meetings held in 2007	7	11	8	6
Membership:
Peter J. Boni	✓
Michael J. Cody	✓			✓
Julie A. Dobson		†	Chairperson
Robert E. Keith, Jr.	Chairperson
Andrew E. Lietz			†	Chairperson
George MacKenzie		Chairperson
George D. McClelland		✓	✓
Jack L. Messman	✓			✓
John W. Poduska, Sr.	✓			✓
John J. Roberts		✓	✓
Robert J. Rosenthal	✓	✓

An † denotes former committee member. Ms. Dobson and Mr. Lietz served on the Audit Committee and Compensation Committee, respectively, until June 2007; Messrs. McClelland and Cody were appointed to the Compensation Committee and Nominating & Corporate Governance Committee, respectively, in June 2007. Dr. Rosenthal was appointed to the Acquisition Committee when he joined our Board in July 2007 and to the Audit Committee in September 2007.
Acquisition Committee. The Board has delegated to the Acquisition Committee the authority to approve, between regularly scheduled Board meetings, the following transactions:
•	Follow-on transactions in existing partner companies involving amounts between $5 million and $20 million;

•	New transactions involving amounts between $10 million and $20 million; and

•	Divestitures of existing partner companies involving amounts between $10 million and $20 million.
Audit Committee. The Audit Committee’s responsibilities, which are described in detail in its charter, include, among other duties, the responsibility to:
•	Assist the Board in fulfilling its responsibilities regarding general oversight of the integrity of Safeguard’s financial statements, Safeguard’s compliance with legal and regulatory requirements, and the performance of Safeguard’s internal audit function;

•	Interact with and evaluate the performance, qualifications and independence of Safeguard’s independent registered public accounting firm;

•	Review and approve related party transactions; and

•	Prepare the report required by SEC regulations to be included in the proxy statement.
The Audit Committee has the sole authority to retain, set compensation and retention terms for, terminate and oversee the relationship with Safeguard’s independent registered public accounting firm (which reports directly to the Audit Committee). The Audit Committee also oversees the activities of the internal auditor, reviews the effectiveness of the internal audit function and approves the appointment of the internal auditor. The Audit Committee has the authority to obtain advice, counsel and assistance from internal and external legal, accounting or other advisors as the Audit Committee deems necessary to carry out its duties and to receive appropriate funding from Safeguard for such advice and assistance. The full responsibilities of the Audit Committee are set forth in the Audit Committee Charter, which is reviewed annually by the Committee. The Audit Committee Charter is available through the Corporate Governance link on our website at www.safeguard.com/governance.
The Board has determined that each member of the Audit Committee meets the independence requirements established by SEC regulations, the NYSE listing standards and by our Corporate Governance Guidelines. The Board has determined that Messrs. MacKenzie, McClelland and Roberts and Dr. Rosenthal are “audit committee financial experts” within the meaning of the SEC regulations, and the Board has determined that each member of the Audit Committee has accounting and related financial management expertise within the meaning of the NYSE listing standards. Mr. MacKenzie and Mr. Roberts each serve as a member of the audit committee of the board of directors of four publicly traded companies, including our Audit Committee. The Board has determined that such simultaneous service does not impair Mr. MacKenzie’s or Mr. Roberts’ ability to effectively serve on our Audit Committee.
Compensation Committee. The Compensation Committee’s responsibilities, which are described in detail in its charter, include, among other duties, the responsibility to:
•	Approve the philosophy for compensation of our executive officers and other employees;

•	Establish compensation (including base salary, incentive compensation and equity-based programs) for our Chief Executive Officer and other executive officers;

•	Administer the long- and short-term compensation and performance-based incentive plans (which are cash and equity based);

•	Approve employment agreements and perquisites provided to our executive officers;

•	Review management’s recommendations for our broad-based employee benefit plans;

•	Evaluate and recommend to the Board the compensation for all non-employee directors for service on the Board and its committees; and

•	Review and discuss with management the Compensation Discussion and Analysis and recommend to the Board its inclusion in our proxy statement.
The Compensation Committee Charter is available through the Corporate Governance link on our website at www.safeguard.com/governance. The Board has determined that each member of the Compensation Committee meets the independence requirements established in the NYSE listing standards and by our Corporate Governance Guidelines.
A discussion of some of the Compensation Committee’s processes and procedures for the consideration and determination of executive compensation is contained in “Compensation Discussion and Analysis—Setting Executive Compensation.” Additional processes and procedures include the following:
•	Meetings. The Compensation Committee generally meets five times each year, with additional meetings being scheduled as needed. The annual committee calendar is established prior to the beginning of each year, and agendas for each meeting are established in consultation with the Compensation Committee Chairperson. The Compensation Committee meets in executive session during or prior to the end of each regularly scheduled meeting.

•	Role of Consultant. The Compensation Committee has retained the services of a third party compensation consultant to assist the Compensation Committee in its deliberations regarding senior executive and director compensation. Hewitt Associates LLC served as the Compensation Committee’s consultant from December 2003 until October 2007, at which time the Compensation Committee retained Mercer LLC, a wholly owned subsidiary of March & McLennan Companies, Inc. Specifically, the consultant provides the Compensation Committee with information relating to competitiveness of pay levels, compensation design, market trends and technical considerations, concerning both executive officers and directors, and assists the Compensation Committee with the reporting of executive compensation under the SEC’s proxy disclosure rules. These services, which are provided in support of decision-making by the Compensation Committee, are the only formal services that the compensation consultant performs for Safeguard. From time to time since its hire, Mercer has provided miscellaneous data and research to the Compensation Committee relating to various compensation topics generally. The consultant reports to and acts at the direction of, and attends selected meetings as requested by, the Chairperson of the Compensation Committee. The Compensation Committee has the sole authority to hire and terminate the consultant and evaluates the performance of its consultant annually.

•	Role of Executive Team. Our Chief Executive Officer, with the assistance of other company employees as he requests, provides support to the Compensation Committee by preparing materials to assist the Committee in making its compensation decisions; conferring with the Committee and its consultant on the selection of peer companies and industries used for comparison purposes; providing suggestions to the Committee in the area of executive compensation, including suggestions in the context of terms of employment agreements, performance measures and targets under our management incentive plan, and equity awards; and ultimately implementing the Committee’s compensation decisions. Management also provides the Compensation Committee with comprehensive tally sheets on an annual basis to facilitate the Committee’s review of the total compensation of our senior executives. The tally sheets include both historical data and estimated forward looking amounts for the current calendar year. The tally sheets summarize: cash compensation (salary, actual/target cash incentive awards and perquisites); the dollar value of benefits provided; potential severance amounts payable under various scenarios; and outstanding equity awards held by each senior executive. The Compensation Committee discusses its compensation views with the Chief Executive Officer, and the Chief Executive Officer makes recommendations to the Compensation Committee for salary adjustments and equity and non-equity plan participation and awards to the named executive officers and other senior executives. However, other than for compensation that has been established contractually or under quantitative formulas established by the Compensation Committee each year under our management incentive plan, the Compensation Committee exercises its own discretion in determining additional compensation, which may take the form of cash or equity, for the named executive officers and other senior executives. Additional information can be found in “Compensation Discussion and Analysis—Role of Executive Team in Compensation Decisions.”
Nominating & Corporate Governance Committee. The Nominating & Corporate Governance Committee’s responsibilities, which are described in detail in its charter, include, among other duties, the responsibility to:
•	Establish criteria for the selection of directors;

•	Consider qualified Board candidates recommended by shareholders;

•	Recommend to the Board the nominees for director, including nominees for director in connection with Safeguard’s annual meeting of shareholders;

•	Conduct an annual evaluation of the Board and its members and oversee the evaluations of each of the Board committees;

•	Take a leadership role in shaping Safeguard’s corporate governance policies, including developing and recommending to the Board Safeguard’s Corporate Governance Guidelines and Code of Business Conduct and Ethics;

•	Evaluate the performance of the Chief Executive Officer; and

•	Monitor the process of succession planning for the Chief Executive Officer and executive management.
The Nominating & Corporate Governance Committee Charter is available through the Corporate Governance link on our website at www.safeguard.com/governance. The Board has determined that each member of the committee meets the independence requirements established in the NYSE listing standards and by our Corporate Governance Guidelines.
The Nominating & Corporate Governance Committee may use any number of methods to identify potential nominees, including personal, management and industry contacts; recruiting firms; and, as described below under the heading “Process for Submission of Shareholder Recommendations for Board Nominees,” candidates recommended by shareholders. During 2007, Safeguard retained Korn/Ferry International to assist in identifying potential board candidates with life sciences expertise. Following interviews by Safeguard management and board members with several potential board candidates, Mr. Boni recommended Dr. Rosenthal to the Nominating & Corporate Governance Committee as a potential candidate for Safeguard’s Board. Following completion of their consideration of this Board candidate, the Nominating & Corporate Governance Committee recommended to our Board, and our Board appointed, Dr. Rosenthal as a director in July 2007. The Nominating & Corporate Governance Committee recommended the nomination of, and our Board nominated, Dr. Rosenthal for election as a director by our shareholders at the 2008 annual meeting.
Annual Performance Evaluations. The directors and Nominating & Corporate Governance Committee annually assess the performance of the Board based on input from all directors. The Audit Committee, Compensation Committee and Nominating & Corporate Governance Committee also annually assess their respective performance and committee processes.

Review and Approval of Transactions with Related Persons. The Board has adopted a written policy which charges the Audit Committee with the responsibility of reviewing with management at each regularly scheduled meeting and determining whether to approve any transaction (other than a transaction that is available to all employees generally on a non-discriminatory basis) between us and our directors, director nominees and executive officers or their immediate family members. Between regularly scheduled meetings of the Audit Committee, management may preliminarily approve a related party transaction, subject to ratification of the transaction by the Audit Committee. If the Audit Committee does not ratify the transaction, management will make all reasonable efforts to cancel the transaction.
Communications with Safeguard’s Board and Audit Committee. Any shareholder or other interested party may communicate with our Board or any specified non-management director(s) by addressing the communication as follows:
c/o Secretary
Safeguard Scientifics, Inc.
435 Devon Park Drive, Building 800
Wayne, PA 19087-1945
All communications are initially reviewed by our Secretary. The Chairperson of the Audit Committee is advised promptly of any communication that alleges misconduct on the part of Safeguard’s management or raises legal, ethical or compliance concerns about Safeguard’s policies or practices.
Safeguard’s Audit Committee also has established procedures for confidential, anonymous submission of complaints by employees and for receipt, retention and treatment of complaints, from whatever source, received by Safeguard, regarding accounting, internal accounting controls or auditing matters. All such communications are initially sent to the Chairperson of the Audit Committee and, if requested by the Chairperson, may be sent to the other members of the Audit Committee. Any person who desires to contact the Audit Committee may do so by addressing correspondence to Chairperson, Audit Committee, care of our Secretary at the address noted above.
The Chairperson of the Audit Committee also receives updates on other communications to the Board, Audit Committee or non-employee directors that raise issues related to the affairs of Safeguard but which do not fall into the two prior categories. The Chairperson of the Audit Committee determines which of these communications he would like to see.
Our Secretary maintains a log of all communications, which is available for review upon request of any member of the Board. Typically, we do not forward to our non-management directors communications from our shareholders or other communications which are of a personal nature or not related to the duties and responsibilities of the Board, including, without limitation, business plan or other business opportunity submissions; inquiries related to products or services provided by Safeguard’s companies; spam, junk mail and mass mailings; resumes and other forms of job inquiries; surveys or polls; business solicitations or advertisements; and any material that relates to improper or irrelevant topics or is unduly hostile, threatening, illegal or similarly unsuitable.
Process for Submission of Shareholder Recommendations for Board Nominees. In considering candidates, the Nominating & Corporate Governance Committee seeks the following attributes for director nominees:
•	A strong record of personal integrity and ethical conduct;

•	A leader in the companies or institutions with which he or she is affiliated;

•	Competencies, skills and experiences that are complementary to the background and experience represented on Safeguard’s Board and that meet the needs of Safeguard’s strategy and business;

•	A willingness and ability to devote sufficient time to fulfill his or her responsibilities to Safeguard and our shareholders;

•	The ability to represent the long-term interests of our shareholders; and

•	The ability to provide relevant advice and counsel to management and best perpetuate the success of Safeguard’s business.

The Nominating & Corporate Governance Committee considers properly submitted shareholder recommendations of director candidates in substantially the same manner as it considers director candidate recommendations from other sources. Any shareholder recommendation must include the following: the nominee’s name and the information about the nominee that would be required in a proxy statement under the SEC’s rules; information about the relationship between the nominee and the nominating shareholder; proof of the number of shares of Safeguard common stock that the nominating shareholder owns and the length of time the shares of Safeguard common stock have been owned; and a letter from the nominee certifying his or her willingness to serve, if elected, as a director.
Recommendations should be directed to:
Chairperson, Nominating & Corporate Governance Committee
c/o Secretary
Safeguard Scientifics, Inc.
435 Devon Park Drive, Building 800
Wayne, PA 19087-1945
Board Compensation. During 2007, each of our non-employee directors was compensated for his or her service as a director as shown in the table below:

Compensation Item	Amount

Annual Board Retainers:
Chairman of the Board	$50,000
Other Directors	35,000
Additional Annual Chairperson Retainers:
Audit Committee	15,000
Compensation Committee	7,500
Nominating & Corporate Governance Committee	5,000
Meeting Attendance Fees:
Board	2,000
Committee	1,500
We also reimburse our directors for expenses they incur to attend our Board and Committee meetings and to attend a director’s continuing education program during each calendar year.
Each director who is not an employee of Safeguard receives an initial option grant to purchase 50,000 shares of Safeguard common stock upon initial election to the Board. Since 2005, each non-employee director also has received an annual service option grant to purchase 25,000 shares. Historically, recurring grants to directors generally have been made in December of each year. Beginning in 2007, the Compensation Committee determined that, as a matter of best practice, the annual service option grants to directors would be awarded on the date of Safeguard’s annual meeting of shareholders. Directors’ options have an eight-year term. Initial option grants vest as to 25% of the underlying shares on each of the first four anniversaries of the grant date. Annual service option grants fully vest on the first anniversary of the grant date. The exercise price is equal to the fair market value of a share of our common stock on the grant date. On May 24, 2007, each non-employee director received an annual service option grant to purchase 25,000 shares at an exercise price of $2.64 per share. Upon his appointment to the Board, on July 25, 2007, Dr. Rosenthal received an initial option grant to purchase 50,000 shares at an exercise price of $2.44 per share. For the Board service year beginning with our 2008 annual meeting of shareholders, in addition to our non-employee directors’ annual service option grant, each non-employee director also will receive 12,500 deferred stock units annually. The deferred stock unit grants will fully vest on the first anniversary of the grant date. The deferred stock units are payable, on a one-for-one basis, in shares of Safeguard common stock following an individual’s termination of service on the Safeguard Board.
Safeguard maintains a Group Deferred Stock Unit Program for Directors (“Directors’ DSU Program”) which allows each director, at his or her election, to receive deferred stock units in lieu of retainer and meeting fees paid to directors (“Directors’ Fees”). The deferral election applies to Directors’ Fees to be received for the calendar year following the year in which the election is made and remains in effect for each subsequent year unless the director elects otherwise by the end of the calendar year prior to the year in which the services are rendered. The number of deferred stock units awarded is determined by dividing the Directors’ Fees by the fair market value of Safeguard’s stock on the date on which the director would have otherwise received the Directors’ Fees. Each director also receives a number of matching share units, based on the same fair market value calculation, equal to 25% of the Directors’ Fees deferred. A director is always fully vested in Directors’ Fees deferred; the matching share units vest fully on the first anniversary of the date the matching share units are credited to the director’s account. Each deferred stock unit entitles the director to receive one share of Safeguard common stock on or about the first anniversary of the date upon which the director leaves the Safeguard Board. A director also may elect to receive the stock in annual installments over a period of up to five years after leaving the Board.
Director Compensation — 2007. The following table provides information on compensation earned during 2007 by each non-employee director who served on our Board at any time during 2007:

	Fees Earned or	Stock	Option	All Other
	Paid in Cash	Awards	Awards	Compensation	Total
Name	($)(1)	($)(2)(3)(5)	($)(3)(4)(5)	($)(6)	($)(7)

Michael J. Cody	64,000	—	72,054	1,250	137,304
Julie A. Dobson	77,500	1,663	57,198	—	136,361
Robert E. Keith, Jr.	73,000	16,999	37,653	—	127,652
Andrew E. Lietz	66,000	—	42,853	—	108,853
George MacKenzie	80,500	—	57,198	—	137,698
George D. McClelland	74,500	5,730	70,632	1,250	152,112
Jack L. Messman	65,000	—	37,653	1,250	103,903
John W. Poduska, Sr.	65,500	—	37,653	1,250	104,403
John J. Roberts	72,500	51	57,198	—	129,749
Robert J. Rosenthal (8)	28,717	—	7,152	—	35,869

(1)	Ms. Dobson deferred payment of 25%, and Messrs. Keith and McClelland each deferred payment of 100%, of Directors’ Fees they earned for services provided during 2007. Ms. Dobson, Mr. Keith and Mr. McClelland each received deferred stock units in lieu of Directors’ Fees that they deferred and matching deferred stock units equal to 25% of the Directors’ Fees that they deferred. Directors who defer fees and receive deferred stock units are essentially investing in common stock equivalents that are initially valued based on the current market value of our common stock on the date of issuance. As a result, the value of their deferred stock units fluctuates with the market value of our common stock.

(2)	These amounts do not represent compensation actually received. Rather, these amounts represent the aggregate expense we recognized for financial statement reporting purposes for the fiscal year ended December 31, 2007 for matching deferred stock units awarded during and prior to 2007, in accordance with Statement of Financial Accounting Standards No. 123 (revised), which we refer to as “FAS 123(R).” In accordance with SEC rules, the amounts shown exclude the effect of estimated forfeitures related to service-based vesting conditions. The fair value of the matching deferred stock units is determined by multiplying the number of shares underlying the matching deferred stock units by the average of the high and low trading prices of Safeguard’s common stock, as reported on the NYSE consolidated tape, on the grant date. The grant date fair values of the matching deferred stock units issued to Ms. Dobson and Messrs. Keith and McClelland during 2007 were $3,522, $16,999 and $12,687, respectively. A portion of the matching deferred stock units issued to Mr. Keith during 2007 related to fees deferred by him that were earned during the fourth quarter of 2006. These were the only matching deferred stock units issued to directors during 2007. For a discussion of valuation assumptions, see footnote 2 to the Summary Compensation Table under the heading “Executive Compensation.”

(3)	The directors’ aggregate holdings of deferred stock units and stock options to purchase shares of our common stock (both vested and unvested), as of December 31, 2007, were as follows:

	Deferred
Name	Stock Units	Stock Options

Michael J. Cody	—	100,000
Julie A. Dobson	6,554	122,500
Robert E. Keith, Jr.	154,462	229,500
Andrew E. Lietz	—	155,000
George MacKenzie	—	144,500
George D. McClelland	23,806	100,000
Jack L. Messman	20,654	154,500
John W. Poduska, Sr.	—	154,500
John J. Roberts	26,779	155,000
Robert J. Rosenthal (8)	—	50,000

(4)	These amounts do not represent compensation actually received. Rather, these amounts represent the aggregate expense we recognized for financial statement reporting purposes for the fiscal year ended December 31, 2007 for stock options awarded during and prior to 2007, in accordance with FAS 123(R). In accordance with SEC rules, the amounts shown exclude the effect of estimated forfeitures related to service-based vesting conditions. The fair value of the stock options is estimated at the date of grant using the Black-Scholes option-pricing model. The grant date fair values of the stock options issued during 2007 were as follows: Dr. Rosenthal — $68,850; and each of Ms. Dobson and Messrs. Cody, Keith, Lietz, MacKenzie, McClelland, Messman, Poduska and Roberts — $37,653. For a discussion of valuation assumptions, see footnote 2 to the Summary Compensation Table under the heading “Executive Compensation.”

(5)	Our equity compensation plans provide for the accelerated vesting of deferred stock units and stock options granted to non-employee directors upon retirement from the Board on or after their 65th birthday. Messrs. Keith, Lietz, Messman and Poduska are currently eligible for accelerated vesting if they retire. In accordance with FAS 123(R), the amounts shown for these four directors include the entire expense for all grants awarded to them during 2007.

(6)	The amounts in this column represent reimbursement of expenses incurred by these directors for attendance at a director’s continuing education program.

(7)	Directors also are eligible for reimbursement of expenses incurred in connection with attendance at Board and Committee meetings. These amounts are not included in the table above.

(8)	Dr. Rosenthal joined our Board in July 2007.
Stock Ownership Guidelines. Our stock ownership guidelines provide that within five years of December 31, 2005 (for directors who served on our Board at that date) or by the end of the fifth full calendar year after joining our Board, each non-employee director should attain an equity position in our common stock equal to two times the annual cash Board retainer. Shares counted toward these guidelines include:
•	Shares beneficially owned by the director;

•	Vested shares of restricted stock;

•	Vested deferred stock units that have been credited to the director; and

•	Shares underlying vested, in-the-money options.
At December 31, 2007, each non-employee director had achieved this ownership goal or was working toward meeting the required ownership level.

APPROVAL OF AN AMENDMENT TO OUR SECOND AMENDED AND RESTATED
ARTICLES OF INCORPORATION TO EFFECT A REVERSE STOCK SPLIT OF OUR
OUTSTANDING COMMON STOCK AT AN EXCHANGE RATIO OF NOT LESS
THAN 1-FOR-4 AND NOT MORE THAN 1-FOR-8 AND AUTHORIZING OUR BOARD
OF DIRECTORS TO IMPLEMENT THE REVERSE STOCK SPLIT WITHIN THIS
RANGE AT ANY TIME PRIOR TO OUR 2009 ANNUAL MEETING OF
SHAREHOLDERS BY FILING AN AMENDMENT TO OUR SECOND AMENDED AND
RESTATED ARTICLES OF INCORPORATION
Item 2 on Proxy Card
Overview
Our Board has adopted a resolution authorizing Safeguard to submit to the shareholders of the Company a proposed amendment to our Second Amended and Restated Articles of Incorporation to effect a reverse stock split of our outstanding shares of common stock, at an exchange ratio of not less than 1-for-4 and not more than 1-for-8, at the discretion of our Board. Shareholder approval of this proposal will authorize our Board, in its discretion, to effect a reverse stock split, at such specific exchange ratio within the approved range as they deem appropriate, at any time prior to our 2009 annual meeting of shareholders. Our Board believes that approval of a proposal granting this discretion to the Board to effect a reverse stock split and to determine the exchange ratio, as opposed to approval of an immediate reverse stock split at a specific ratio, will provide our Board with maximum flexibility to react to current market conditions and to therefore maximize Safeguard’s chances of achieving the purposes of the reverse stock split, if implemented, and to act in the best interests of Safeguard and our shareholders.
To effect the reverse stock split, we would file an amendment to our Second Amended and Restated Articles of Incorporation with the Pennsylvania Secretary of State. The form of amendment to our Second Amended and Restated Articles of Incorporation to effect the proposed reverse stock split is attached to this proxy statement as Annex 1. If our Board elects to implement a reverse stock split approved by our shareholders, then the number of issued and outstanding shares of our common stock would be reduced in accordance with the selected exchange ratio for the reverse stock split. Any fractional share resulting from the selected exchange ratio for the reverse stock split will be converted into a right to receive cash in the amount described below. The par value of our common stock would remain unchanged at $0.10 per share. The reverse stock split would become effective upon the filing of the amendment to our Second Amended and Restated Articles of Incorporation with the Pennsylvania Secretary of State. Our Board may elect not to implement a reverse stock split, in its discretion, even if the proposal to grant our Board the discretion to effect a reverse stock split is approved by our shareholders.
Purposes of the Proposed Reverse Stock Split
Our Board believes that the reverse stock split should enhance the acceptability and marketability of our common stock to the financial community and the investing public and may mitigate any reluctance on the part of certain brokers and investors to trade in our common stock. Many institutional investors have policies prohibiting them from holding stocks in their own portfolios which trade at prices below certain levels. These policies reduce the number of potential investors in Safeguard’s common stock at its current market price. In addition, analysts at many leading brokerage firms are reluctant to recommend stocks to their clients, or monitor the activity of stocks, that trade at a price per share below certain levels. A variety of brokerage house policies and practices also tend to discourage individual brokers within those firms from dealing in stocks that trade at a price per share below certain levels. Some of those policies and practices pertain to the payment of brokers’ commissions and to time-consuming procedures that function to make the handling of such stocks unattractive to brokers from an economic standpoint. Additionally, because brokers’ commissions on such stocks generally represent a higher percentage of the stock price than commissions on higher-priced stocks, the current share price of our common stock can result in an individual shareholder paying transaction costs that represent a higher percentage of total share value than would be the case if our share price were higher. This factor also may limit the willingness of institutions to purchase our stock.

Since January 2005, the closing price of our common stock has ranged from a low of [$0.99] per share to a high of [$3.18] per share, with an average closing price during that period of $[                    ] per share. With the shares trading in such a range, small moves in absolute terms in the price per share of our common stock translate into disproportionately large swings in the price on a percentage basis. These swings tend to bear little relationship to our financial condition and results of operations.
In our Board’s view, these factors have contributed to a relatively low level of interest in Safeguard on the part of investment analysts, brokers and professionals and individual investors, which tends to depress the market for our common stock. Our Board has thus proposed having the discretion to effect a reverse stock split as a means of increasing the per share market price of our common stock.
Factors Influencing the Board of Directors’ Discretion in Implementing the Reverse Stock Split
Our Board intends to implement a reverse stock split if it believes that such an action is in the best interests of Safeguard and our shareholders. Such determination, as well as the determination of the specific ratio to be utilized, will be based on factors such as existing and expected marketability and liquidity of our common stock; prevailing market conditions; and the likely effect on the market price of our common stock. Our Board also will consider factors such as the historical and projected performance of our common stock; our projected performance; prevailing market and industry conditions; and general economic trends; and will place emphasis on the expected closing price of our common stock over the short and longer period following the effectiveness of the reverse stock split.
No further action on the part of our shareholders would be required to either effect or abandon the reverse stock split. Notwithstanding approval of the reverse stock split proposal by the shareholders, our Board may, in its discretion, determine to delay the effectiveness of the reverse stock split up until our 2009 annual meeting of shareholders or choose not to implement the reverse stock split at all.
Potential Effects of the Proposed Reverse Stock Split
The immediate effect of a reverse stock split would be to reduce the number of shares of our outstanding common stock and to increase the trading price of our common stock. However, we cannot predict the specific effect of any reverse stock split upon the market price of our common stock. Based on the data we have reviewed leading up to this proposal, it appears that sometimes a reverse stock split improves stock performance and sometimes it does not, and sometimes a reverse stock split improves overall market capitalization and sometimes it does not. We cannot assure you that the trading price of our common stock after the reverse stock split will rise in proportion to the reduction in the number of shares of our common stock outstanding as a result of the reverse stock split. Also, we cannot assure you that a reverse stock split would lead to a sustained increase in the trading price of our common stock. The trading price of our common stock may change due to a variety of factors, such as our operating results and other factors related to our business and general market conditions.
As a summary and for illustrative purposes only, the following table reflects the approximate number of shares of our common stock that would be outstanding as a result of the potential reverse stock split ratios within the range based on [121,535,560] shares of our common stock outstanding as of the record date, without accounting for fractional shares, which will be cashed out:

Proposed Reverse Stock Split	Percentage Reduction	Shares to be Outstanding

1-for-4	75%	[30,383,890]
1-for-5	80%	[24,307,112]
1-for-6	83%	[20,255,927]
1-for-7	86%	[17,362,223]
1-for-8	88%	[15,191,945]
The resulting decrease in the number of shares of our common stock outstanding could potentially impact the liquidity of our common stock on the NYSE, especially in the case of larger block trades.

Effects on Ownership by Individual Shareholders
Shareholders should recognize that if a reverse stock split is effected, they will own a smaller number of shares than they currently own (approximately equal to the number of shares owned immediately prior to the reverse stock split divided by four, five, six, seven or eight, depending on which split ratio is implemented and after giving effect to the cash-out for fractional shares as described below). The reverse stock split would not affect any shareholder’s percentage ownership interests in Safeguard or proportionate voting power, except to the extent that the reverse stock split would otherwise result in any of Safeguard’s shareholders receiving cash in lieu of a fractional share. As described below, shareholders otherwise entitled to fractional shares as a result of the reverse stock split will be entitled to cash payments in lieu of such fractional shares. These cash payments will reduce the number of post-reverse stock split shareholders to the extent there are shareholders presently who own less than the number of shares of Safeguard common stock required to receive one share on a post-reverse stock split basis.
Effect on Convertible Debentures, Options, Deferred Stock Units and Other Securities
As a result of a reverse stock split, all outstanding convertible debentures, options, deferred stock units and other securities entitling their holders to purchase or obtain shares of our common stock would be adjusted, as required by the terms of these securities. In particular, such adjustments would:
•	Reduce the number of shares of Safeguard common stock issuable upon conversion of such convertible debentures proportionately based upon the reverse stock split ratio selected by our Board and proportionately increase by the same factor the conversion price of such convertible debentures;

•	Reduce the number of shares of Safeguard common stock issuable upon the exercise of such options proportionately based upon the reverse stock split ratio selected by our Board and proportionately increase by the same factor the exercise price per share of such options. Also, we would reduce by the same factor the number of shares reserved for issuance under our existing stock option and equity compensation plans;

•	Reduce the number of shares of Safeguard common stock payable in connection with such deferred stock units proportionately based upon the reverse stock split ratio selected by our Board; and

•	Reduce the voting rights of each Series A Preferred Share and the multiple at which the rate of dividends payable for, and liquidation preference of, each Series A Preferred Share is determined by multiplying 1,000 by a fraction, the numerator of which is the number of shares of common stock outstanding immediately after such reverse stock split and the denominator of which is the number of shares of common stock that were outstanding immediately prior to such reverse stock split. The Board designated the terms of the Series A Preferred Shares in connection with the adoption of a shareholder rights plan in 2000. There are no Series A Preferred Shares issued or outstanding.
A reverse stock split would not affect any of the rights currently accruing to holders of our common stock, convertible debentures, options, deferred stock units or other securities convertible into our common stock.
Other Effects on Outstanding Shares
If our Board of Directors implements a reverse stock split, then the rights and preferences of the outstanding shares of our common stock would remain the same after the reverse stock split. Each share of our common stock issued pursuant to the reverse stock split would be fully paid and nonassessable.
While we expect that the reverse stock split will result in an increase in the market price of our common stock, the reverse stock split may not increase the market price of our common stock in proportion to the reduction in the number of shares of our common stock outstanding or result in a permanent increase in the market price (which depends on many factors, including our performance, prospects and other factors that may be unrelated to the number of shares outstanding).
If a reverse stock split is effected and the market price of our common stock declines, the percentage decline as an absolute number and as a percentage of our overall market capitalization may be greater than would occur in the absence of a reverse stock split. Furthermore, the liquidity of our common stock could be adversely affected by the reduced number of shares that would be outstanding after the reverse stock split. In addition, the reverse stock split will likely increase the number of our shareholders who own “odd-lots” (less than 100 shares). Shareholders who hold “odd-lots” typically will experience an increase in the cost of selling their shares, as well as potentially greater difficulty in effecting such sales. Brokerage commissions and other costs of transactions in odd-lots are generally higher than the costs of transactions in “round-lot” even multiples of 100 shares.
Our common stock is currently registered under Section 12(b) of the Securities Exchange Act of 1934. As a result, we are subject to the periodic reporting and other requirements of the Securities Exchange Act. The proposed reverse stock split would not affect the registration of our common stock under the Securities Exchange Act or the listing of our common stock on the NYSE. If a reverse stock split is effected, our common stock would continue to be listed on the NYSE under the symbol “SFE,” although it would be considered a new listing with a new CUSIP number.
Authorized Shares of Common Stock
If we implement the reverse stock split, we also would reduce the number of authorized shares of our common stock as designated by our amendment to our Second Amended and Restated Articles of Incorporation. The number of issued and outstanding shares of common stock and the number of shares remaining available for issuance under our authorized pool of common stock would decrease proportionately. However, we would still have a number of additional shares of common stock available for issuance from time to time for corporate purposes such as raising additional capital, acquisitions of companies or assets and sales of stock or securities convertible into common stock.
Procedure for Effecting the Proposed Reverse Stock Split and Exchange of Stock Certificates
If our shareholders approve the reverse stock split proposal, our Board may elect whether or not to declare a reverse stock split, as well as the specific exchange ratio, at any time before our 2009 annual meeting of shareholders. The reverse stock split would be implemented by filing the appropriate amendment to our Second Amended and Restated Articles of Incorporation with the Pennsylvania Secretary of State, and the reverse stock split would become effective on the date the filing is accepted by the Pennsylvania Secretary of State.
If the reverse stock split is effected, shareholders holding certificated shares will be required to exchange their stock certificates for new book entry shares (“New Book Entry Shares”) representing the appropriate number of shares of our common stock resulting from the reverse stock split. Our transfer agent, BNY Mellon Shareowner Services, would act as the exchange agent for purposes of implementing the exchange of stock certificates for New Book Entry Shares. As soon as practicable after the effective date, shareholders and holders of securities convertible into our common stock would be notified of the effectiveness of the reverse stock split. Each shareholder of record on the effective date would receive a letter of transmittal from our transfer agent advising of the procedure for surrendering stock certificates representing the number of shares of our common stock prior to the reverse stock split (“Old Stock Certificates”) in exchange for New Book Entry Shares. Pursuant to applicable rules of the NYSE, a shareholder’s Old Stock Certificates representing shares of our common stock cannot be used for either transfers or deliveries made on the NYSE; thus a shareholder must exchange Old Stock Certificates representing shares of our common stock for the New Book Entry Shares in order to do so.
YOU SHOULD NOT DESTROY YOUR OLD STOCK CERTIFICATES AND YOU SHOULD NOT SUBMIT YOUR OLD STOCK CERTIFICATES FOR EXCHANGE UNTIL YOU ARE REQUESTED TO DO SO.
As soon as practicable after the surrender to our transfer agent of an Old Stock Certificate, together with a duly executed letter of transmittal and any other documents the transfer agent may specify, the transfer agent will deliver to the person in whose name such Old Stock Certificate had been issued New Book Entry Shares.
Until surrendered as contemplated herein, each Old Stock Certificate shall be deemed at and after the effective date of the proposed reverse stock split to represent that reduced number of full shares of our common stock resulting from the reverse stock split, except that holders of Old Stock Certificates would not be entitled to receive any dividends or other distributions, if any, that may be declared and payable by Safeguard after the effective date until they surrender their Old Stock Certificates for exchange.
Any shareholder whose Old Stock Certificate has been lost, destroyed or stolen will be entitled to New Book Entry Shares after complying with the requirements that we and our transfer agent customarily apply in connection with lost, destroyed or stolen stock certificates.
No service charges, brokerage commission or transfer taxes will be payable by any holder of an Old Stock Certificate, except that if any New Book Entry Shares are to be issued in a name other than that in which the Old Stock Certificate is registered, it will be a condition of such issuance that (i) the person requesting such issuance must pay any applicable transfer taxes or establish to our satisfaction that such taxes are not payable; (ii) the transfer complies with all applicable federal and state securities laws; and (iii) the surrendered certificate is properly endorsed and otherwise in proper form for transfer.
Shareholders who hold uncertificated shares, either as existing holders of book entry shares or as beneficial owners through brokerage or other “street name” accounts, would not be required to take any further actions to effect the exchange. They will have their holdings electronically adjusted to give effect to the reverse stock split by our transfer agent (through the NYSE’s Direct Registration System) or, for beneficial owners, by their brokers, banks or other nominees which hold the shares in “street name” for their benefit.
All shares underlying convertible debentures, options, deferred stock units and other securities also would be automatically adjusted on the effective date.
Fractional Shares
Implementation of a reverse stock split will result in some shareholders being due a fractional share of our common stock. Shareholders who are due fractional shares because the number of shares of common stock they held before the reverse stock split would not be evenly divisible based upon the reverse stock split ratio selected by our Board will be entitled to a cash payment in U.S. dollars (without interest or deduction) in respect of such fractional shares. The cash payment for a fractional share will be determined on the basis of the average closing price of our common stock, as reported on the NYSE consolidated tape, for the 10 trading days immediately preceding the effective date of the reverse stock split (as adjusted for that reverse stock split). If any shareholder owns, in total, fewer than the number of shares to be converted into one share as a result of the reverse stock split, that shareholder’s share would be converted into a fractional share of common stock and, therefore, that shareholder would receive only cash in place of the fractional share as a result of the implementation of the reverse stock split. After the reverse stock split, shareholders would have no further interest in Safeguard with respect to any cashed-out shares. A person otherwise entitled to a fractional interest would not have any voting, dividend or other rights except to receive payment as described above.
No Appraisal Rights
No appraisal rights are available under the Pennsylvania Business Corporation Law or under our Second Amended and Restated Articles of Incorporation or Amended and Restated Bylaws in connection with this proposal.
Accounting Consequences
The par value of our common stock would remain unchanged at $0.10 per share after the reverse stock split. As a result of the reverse stock split, the common stock value on our consolidated balance sheet will be reduced in proportion to the size of the reverse stock split, and additional paid-in capital will be increased by the same amount. Our shareholders’ equity, in the aggregate, will remain unchanged.
Federal Income Tax Consequences
The following is a summary of the federal income tax consequences of a reverse stock split based on current law, including the Internal Revenue Code of 1986, as amended, is for general information only, and does not purport to be complete. The tax treatment of a shareholder may vary depending upon the particular facts and circumstances of such shareholder, and the discussion below may not address all the tax consequences for a particular shareholder. For example, foreign, state and local tax consequences are not discussed below. Accordingly, notwithstanding anything to the contrary, each shareholder should consult his or her tax advisor to determine the particular tax consequences to him or her of a reverse stock split, including the application and effect of federal, state, local and/or foreign income tax and other laws.
Generally, a reverse stock split will not result in the recognition of gain or loss for federal income tax purposes (except with respect to any cash received in lieu of a fractional share as described below). The adjusted basis of the new shares of common stock will be the same as the adjusted basis of old shares of common stock exchanged for such new shares of common stock. The holding period of the new, post-split shares of common stock resulting from implementation of the reverse stock split will include the shareholder’s respective holding periods for the pre-split shares of common stock exchanged for the new shares of common stock.
A shareholder who receives cash in lieu of a fractional share will be treated as if we had issued a fractional share to the shareholder and then immediately redeemed the fractional share for cash. Such shareholder should generally recognize gain or loss, as the case may be, measured by the difference between the amount of cash received and the basis of such shareholder’s pre-split shares of common stock corresponding to the fractional share, had such fractional share actually been issued. Such gain or loss will be capital gain or loss (if such stock was held as a capital asset), and any such capital gain or loss will generally be long-term capital gain or loss to the extent such shareholder’s holding period exceeds 12 months.
We have not sought, and will not seek, any ruling from the Internal Revenue Service or an opinion of tax counsel with respect to the matters discussed herein. Our beliefs regarding the tax consequences of the reverse stock split are not binding upon the Internal Revenue Service or the courts, and there can be no assurance that the Internal Revenue Service or the courts will accept the positions expressed above. The state and local tax consequences of the reverse stock split may vary significantly as to each shareholder, depending upon the state in which he or she resides.
Votes Required for Approval of Proposal No. 2
The affirmative vote of a majority of the votes cast by all the shareholders entitled to vote for this proposal will be required for approval. A properly executed proxy marked “ABSTAIN” with respect to this proposal will be counted for purposes of determining whether there is a quorum. However, under Pennsylvania law, a proxy marked “ABSTAIN” is not considered a vote cast. Accordingly, an abstention will have no effect on the approval of this proposal.
Annex Relating to Proposal No. 2.
The form of an amendment to our Second Amended and Restated Articles of Incorporation is attached to this proxy statement as Annex 1.
Recommendation of the Board of Directors
The Board recommends that you vote “FOR ” an amendment to our Second Amended and Restated Articles of Incorporation to effect a reverse stock split of our outstanding common stock at an exchange ratio of not less than 1-for-4 and not more than 1-for-8 and authorize our Board, in its discretion, to implement the reverse stock split within this range at any time prior to our 2009 annual meeting of shareholders by filing an amendment to our Second Amended and Restated Articles of Incorporation.

RATIFICATION OF APPOINTMENT OF KPMG LLP
Item 3 on Proxy Card
The Audit Committee, composed entirely of independent, non-employee members of the Board, approved the reappointment of KPMG LLP (“KPMG”) as Safeguard’s independent registered public accounting firm for the fiscal year ending December 31, 2008, and the Board has recommended that our shareholders ratify the appointment. If the shareholders do not ratify the appointment, the Audit Committee may reconsider its recommendation and may retain KPMG or another accounting firm without resubmitting the matter to shareholders. Even if the shareholders ratify the appointment of KPMG, the Audit Committee may select another firm if it determines such selection to be in the best interest of Safeguard and its shareholders.
Services provided to Safeguard and its subsidiaries by KPMG in fiscal 2007 and fiscal 2006 are described below under “Independent Registered Public Accounting Firm—Audit Fees.” Representatives of KPMG are expected to attend the annual meeting. They will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.
Votes Required for Approval of Proposal No. 3
Ratification requires the affirmative vote of a majority of the votes cast by all the shareholders entitled to vote on the proposal.
Recommendation of the Board of Directors
The Board recommends a vote “FOR” the proposal to ratify the appointment of KPMG as Safeguard’s independent registered public accounting firm for the year ending December 31, 2008.
Independent Registered Public Accounting Firm—Audit Fees
The following table presents fees for professional services rendered by KPMG for the audit of Safeguard’s consolidated financial statements for fiscal 2007 and fiscal 2006 and fees billed for audit-related services, tax services and all other services rendered by KPMG for fiscal 2007 and fiscal 2006. This table includes fees billed to Safeguard’s consolidated subsidiaries for services rendered by KPMG.

	2007	2006

Audit Fees (1)	$2,148,774	$1,999,974
Audit-Related Fees (2)	17,500	99,786
Tax Fees (3)	331,740	379,119
All Other Fees	—	—

Total	$2,498,014	$2,478,879

(1)	Audit fees include the aggregate fees for professional services rendered in connection with the audit of the consolidated financial statements included in our Annual Report on Form 10-K, the review of the condensed consolidated financial statements included in our Quarterly Reports on Form 10-Q, consents and other services related to SEC and other regulatory filings, and KPMG’s assurance services provided in connection with the assessment and testing of internal controls over financial reporting pursuant to Section 404 of the Sarbanes Oxley Act of 2002.

(2)	Audit-related fees include the aggregate fees billed by KPMG principally for audits of financial statements of certain employee benefit plans, statutory audits of non-U.S. subsidiaries and officer expense review.

(3)	Tax fees include the aggregate fees billed by KPMG for tax consultation and tax compliance services.
The Audit Committee pre-approves each service to be performed by KPMG at its regularly scheduled meetings. For any service that may require pre-approval between regularly scheduled meetings, the Audit Committee has delegated to the Chairperson of the Audit Committee the authority to pre-approve services not prohibited by law to be performed by Safeguard’s independent registered public accounting firm and associated fees up to a maximum for non-audit services of $100,000, and the Chairperson communicates such pre-approvals to the Audit Committee at its next regularly scheduled meeting.

AUDIT COMMITTEE REPORT
The Audit Committee assists the Board of Directors in fulfilling its responsibilities regarding general oversight of the integrity of Safeguard’s financial statements, Safeguard’s compliance with legal and regulatory requirements, the performance of Safeguard’s internal audit function, review and approval of related party transactions, and the performance, qualifications and independence of Safeguard’s independent registered public accounting firm.
Safeguard’s management has primary responsibility for the financial reporting process, including the system of internal controls, and for preparation of Safeguard’s consolidated financial statements in accordance with accounting principles generally accepted in the United States. Safeguard’s independent registered public accounting firm is responsible for auditing those financial statements and issuing opinions as to the conformity of Safeguard’s audited financial statements with accounting principles generally accepted in the United States and the effectiveness of Safeguard’s internal control over financial reporting.
Throughout the year, the Audit Committee regularly meets with management of Safeguard, Safeguard’s independent registered public accounting firm and Safeguard’s internal auditor. The Audit Committee also regularly meets with each of these groups separately in closed sessions. In this context, the Audit Committee hereby reports as follows:
1.	The Audit Committee reviewed Safeguard’s audited consolidated financial statements for fiscal year 2007 and met and held discussions with management and KPMG regarding the audited financial statements.

2.	The Audit Committee discussed with KPMG the matters required to be discussed by Statement on Auditing Standards No. 61 (AICPA, Professional Standards, Vol. 1, AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

3.	The Audit Committee received the written disclosures and the letter from KPMG required by Independence Standards Board Standard No. 1 (Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees) and discussed with KPMG its independence.

4.	Based on the review and discussion referred to in paragraphs 1 through 3 above, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in Safeguard’s Annual Report on Form 10-K for fiscal year 2007.
Members of the Audit Committee:
George MacKenzie, Chair          George D. McClelland          John J. Roberts          Robert J. Rosenthal

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS,
DIRECTORS AND OFFICERS
The following table shows the number of shares of Safeguard common stock beneficially owned (unless otherwise indicated) as of April 25, 2008, by each person known to us to be the beneficial owner of more than 5% of our outstanding shares of common stock, our directors, persons named in the Summary Compensation Table in this proxy statement, and our directors and executive officers as a group. For purposes of reporting total beneficial ownership, shares that may be acquired within 60 days of April 25, 2008 through the exercise of Safeguard stock options are included. On April 25, 2008, there were 121,564,111 shares of common stock outstanding and 4,595,708 shares underlying stock options held by executive officers and directors as a group that were exercisable within 60 days of April 25, 2008.

			Shares
	Outstanding		Beneficially
	Shares	Options	Owned Assuming	Percent of	Other Stock-Based
	Beneficially	Exercisable	Exercise of	Outstanding	Holdings (2)
Name	Owned	Within 60 Days	Options	Shares (1)	Vested	Unvested

Dimensional Fund Advisors LP 1299 Ocean Avenue Santa Monica, CA 90401 (3)	7,842,467	—	7,842,467	6.5%	—	—
Peter J. Boni	190,000	1,569,578	1,759,578	1.4%	—	—
Michael J. Cody	7,500	62,500	70,000	*	—	—
Julie A. Dobson	40,500	122,500	163,000	*	11,681	2,407
Robert E. Keith, Jr.	153,366	229,500	382,866	*	175,597	9,311
Andrew E. Lietz	45,000	155,000	200,000	*	—	—
George MacKenzie	10,500	144,500	155,000	*	—	—
George D. McClelland	10,000	62,500	72,500	*	52,026	11,299
Jack L. Messman	38,000	154.500	192,500	*	30,654	2,500
John W. Poduska, Sr.	12,500	154,500	167,000	*	—	—
John J. Roberts	—	155,000	155,000	*	26,779	—
Robert J. Rosenthal	—	—	—	*	—	—
James A. Datin	60,072	774,372	834,444	*	—	—
John A. Loftus(4)	61,827	863,997	925,824	*	—	—
Raymond J. Land	26,100	106,643	132,743	*	—	—
Brian J. Sisko	—	40,618	40,618	*	—	—
Steven J. Feder	16,959	640,590	657,549	*	—	—
Stephen T. Zarrilli	—	150,000	150,000	*	—	—

Executive officers and directors as a group (15 persons)(5)	655,365	4,595,708	5,251,073	4.1%	296,737	25,517

(1)	Each director and named executive officer has the sole power to vote and to dispose of the shares (other than shares held jointly with an individual’s spouse) except 900 shares held by Mr. Keith’s spouse, as to which Mr. Keith disclaims beneficial ownership, and 3,125 shares held by Mr. Feder’s spouse. An * indicates ownership of less than 1% of the outstanding shares.

(2)	The shares in this column represent deferred stock units that have been credited to each individual. The deferred stock units, which may not be voted or transferred, are payable, on a one-for-one basis, in shares of Safeguard common stock following an individual’s termination of service on the Safeguard Board. See “Corporate Governance and Board Matters—Board Compensation.”

(3)	As reflected in Schedule 13G filed with the Securities and Exchange Commission, Dimensional Fund Advisors LP (“Dimensional”) is a registered investment advisor which furnishes investment advice to four investment companies and serves as investment manager to certain other commingled group trusts and separate accounts (the “Funds”). In its role, Dimensional possesses investment and/or voting power over the securities held by the Funds and may be deemed to have beneficial ownership of such shares. Dimensional disclaims beneficial ownership of such shares.

(4)	Mr. Loftus voluntarily resigned as a Safeguard employee effective May 2, 2008.

(5)	Excludes Messrs. Feder and Zarrilli, who resigned in August 2007 and June 2007, respectively.
As of April 25, 2008, the executive officers and directors of Safeguard owned less than 1% of the shares of common stock outstanding of Clarient, Inc., a publicly traded partner company of Safeguard. The executive officers and directors of Safeguard did not own shares of any other Safeguard subsidiary.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers and greater than 10% holders of our common stock to file with the SEC reports of ownership of our securities and changes in ownership of our securities. Based solely on our review of the copies of reports we have received and upon written representations from the reporting persons that no Form 5 reports were required to be filed by those persons, Safeguard believes there were no late filings by our directors and executive officers during 2007 other than one transaction reported late on a Form 5 by Michael J. Cody. There were no known holders of greater than 10% of our common stock during 2007.

COMPENSATION DISCUSSION AND ANALYSIS
Overview
The Compensation Committee (for purposes of this analysis, the “Committee”) is responsible for establishing our company-wide compensation philosophy and for determining the compensation provided to the individuals who serve as our Chief Executive Officer, Chief Financial Officer and the other individuals included in the Summary Compensation Table (collectively referred to as the “named executive officers”) and our other senior executives. As of the date hereof, our senior executive group is comprised of a total of eight persons, including the named executive officers. The Committee reviews our compensation philosophy each year to assure that its principles and objectives are aligned to our overall business strategy and aligned with the interests of shareholders in increasing the value of our common stock over the long-term.
Compensation Philosophy and Objectives
Our overall goals in compensating our senior executives are to:
•	Attract, retain and motivate executives who are particularly qualified, as a result of their prior professional experience, to shape Safeguard’s business model and pursue our business plan, and whose experience and skills can be leveraged across our partner companies to facilitate the partner companies’ growth and success;
•	Promote and reward the achievement of short-term and long-term corporate and individual objectives that our Board and management believe will lead to long-term growth in shareholder value; and
•	Encourage meaningful equity ownership and the alignment of executive and shareholder interests as an incentive to increase shareholder value.
The executive compensation program the Committee has created is intended to: provide an appropriate mix of fixed and variable, at-risk cash compensation; balance rewards for short-term performance with our ultimate goal of producing long-term shareholder value; and facilitate executive recruitment and retention. There is no pre-established target for the allocation between either cash or non-cash; short-term or long-term compensation; and/or fixed or variable items of compensation. Rather, the Committee reviews information provided by management as well as its consultant to determine the appropriate level and mix of each of these components. During 2007, we used the following principal elements of compensation to meet our overall goals:

Base Pay	à	Fixed compensation, based on competitive market practice and existing salary levels, that rewards an executive’s core competencies relative to his skills, experience and anticipated contributions to us and our partner companies;

Annual Cash Incentives	à	Variable, at-risk, performance-based incentive compensation, based on competitive market practice and existing incentive compensation levels, that rewards an executive’s contributions towards the achievement of short-term corporate and individual performance objectives;

Long-Term Incentives	à	Equity awards that encourage executive ownership of our stock and promote continued employment with us during the long-term vesting period, thereby aligning our executives’ interests with those of our shareholders regarding increases in shareholder value through improvement in our stock price over the long-term;

Health and Welfare Benefits	à	Benefits that are part of our broad-based employee benefit programs, including medical, dental, life insurance, and disability plans, our 401(k) plan and our nonqualified deferred compensation plan;

Perquisites	à	Limited additional benefits that are available to our senior executives; and

Severance and Change-in- Control Arrangements	à	Severance benefits that are payable in the event a termination of employment occurs without cause or for good reason and which provide retention incentives for our senior executives as well as continuity of executive management in the event of an actual or threatened change in control.

Role of Executive Team in Compensation Decisions
The Committee makes or has final approval authority regarding all compensation decisions with respect to our senior executives. Within the parameters approved by the Committee each year, senior management is responsible for evaluating and setting compensation with respect to our other employees.
Our Chief Executive Officer, with the assistance of other company employees as he requests, provides support to the Committee by preparing materials to assist the Committee in making its compensation decisions; conferring with the Committee and its consultant on the selection of peer companies and industries used for comparison purposes; providing suggestions to the Committee in the area of executive compensation, including suggestions in the context of terms of employment agreements, performance measures and targets under our management incentive plan, and equity awards; and ultimately implementing the Committee’s compensation decisions. Management also provides the Committee with comprehensive tally sheets on an annual basis to facilitate the Committee’s review of the total compensation of our senior executives. The tally sheets include both historical data and estimated forward looking amounts for the current calendar year. The tally sheets summarize: cash compensation (salary, actual/target cash incentive awards and perquisites); the dollar value of benefits provided; potential severance amounts payable under various scenarios; and outstanding equity awards held by each senior executive.
In determining the compensation of our Chief Executive Officer, the Committee considers the results of the performance assessment conducted each year by our Nominating & Corporate Governance Committee, which includes our Chief Executive Officer’s self-assessment of achievement of his individual prior year objectives and the assessment of his performance by each Board member. The Committee also discusses its compensation views with our Chief Executive Officer directly. Our Chief Executive Officer is not present when the Committee makes its determinations concerning his compensation.
Our Chief Executive Officer annually assesses each other senior executive’s performance and makes a recommendation to the Committee concerning achievement of individual objectives. Our Chief Executive Officer also makes recommendations to the Committee concerning salary adjustments and equity and non-equity grants to the named executive officers and other senior executives. In determining the compensation of other senior executives, the Committee considers our Chief Executive Officer’s assessment and recommendations. However, other than for compensation that has been established contractually or under quantitative formulas established by the Committee each year under our management incentive plan, the Committee exercises its own discretion in determining whether to accept or modify our Chief Executive Officer’s recommendations. These individuals are not present when the Committee and our Chief Executive Officer review their performance or when the Committee makes its determinations concerning their compensation.
From time to time during the year, our Chief Executive Officer may recommend to the Committee one-time cash bonuses or stock option or other equity grants to certain senior executives or other employees relating to instances of superior performance. The Committee acts on such recommendations on a case-by-case basis.
Role of Consultant
Hewitt Associates LLC assisted the Committee in its deliberations regarding executive officer and director compensation levels for 2007. Specifically, Hewitt Associates provided information relating to competitiveness of pay levels, compensation design, market trends and technical considerations, concerning both executive officers and directors, and assisted the Committee with the reporting in the 2007 proxy statement of executive compensation under the SEC’s proxy disclosure rules. These services, which were provided in support of decision-making by the Committee, are the only services that Hewitt Associates performed for Safeguard. Hewitt Associates reported to and acted at the direction of, and attended selected meetings as requested by, the Chairperson of the Committee.
The Committee, which has the sole authority to hire and terminate its consultant, evaluates the performance of its consultant annually. During 2007, the Committee not only evaluated the services provided by Hewitt Associates but also solicited and reviewed proposals from Hewitt Associates and a number of other compensation consulting firms concerning the Committee’s 2008 compensation decisions. Following its evaluation, the Committee directly retained Mercer LLC as its consultant to assist the Committee in its evaluation of senior executive and director compensation for 2008 and with the reporting in this proxy statement of executive compensation under the SEC’s proxy disclosure rules. Because Mercer was hired in October 2007, the Committee also consulted with Mercer concerning certain of its deliberations regarding payments to be made under the 2007 MIP.
Setting Executive Compensation
The Committee believes that a significant portion of each senior executive’s total compensation should be variable or “at-risk.” These variable components are not guaranteed. The components that make up the at-risk portion of our executive compensation program are of two different types: cash and equity. The at-risk variable cash component requires the achievement of strategic and operating corporate objectives, as well as the achievement of individual performance objectives, before any cash payment is triggered. Theoretically, the same achievements are required to drive stock price appreciation, which makes it possible for senior executives to realize value from stock options and other equity incentive awards granted as long-term incentives.
As described above, management provides the Committee with comprehensive tally sheets on an annual basis to facilitate the Committee’s review of the total compensation of our senior executives. The Committee has found these tally sheets to be useful in its evaluation of the total compensation program for our senior executives.
The Committee from time to time has reviewed a comparison of each element of total compensation against a group of specific companies and industries against which we believe we compete for talent and for shareholder investment, including the venture capital and private equity industries, as well as by reference to industry-specific compensation surveys. The analysis provided by Hewitt Associates in December 2006 for purposes of the Committee’s consideration of 2007 cash and total compensation levels measured our compensation against data from the following sources:

Proxy data	à	The following two comparator groups were specifically identified by us in consultation with Hewitt:

•     Business development companies, registered investment companies and holding companies that are representative of the unique nature of our business model for a publicly owned company. Included in this group were: Allied Capital Corporation; American Capital Strategies, Ltd.; Capital Southwest Corporation; Harris & Harris Group, Inc.; Hercules Technology Growth Capital, Inc.; Internet Capital Group, Inc.; Leucadia National Corporation; MCG Capital Corporation; MVC Capital, Inc.; TICC Capital Corp.; and Wesco Financial Corporation; and

•     Operating companies that are representative of peers to certain of our partner companies. Included in this group were: Actuate Corporation; Answerthink Inc.; Bio-Reference Laboratories, Inc.; Ciber Inc.; Covansys Corporation; Cytyc Corporation; i2 Technologies, Inc.; JDA Software Group, Inc.; Keane, Inc.; Logility, Inc.; Manhattan Associates, Inc.; Point.360; S1 Corporation; and Sapient Corp.

Culpepper Global Compensation & Benefits Survey – 2006	à	The following industry cuts from this survey were selected to be representative of our partner companies while the size scope was selected to represent the unique business model of Safeguard and the skill set of the executives needed to execute our strategy:

• Life sciences companies with $200 to $600 million in revenue; and

• Software companies with $200 to $600 million in revenue.

Mercer Private Equity Firms Compensation Survey Report – 2006	à	The following cuts from this survey were selected as comparables based on assets under management:

• Private firms with over $500 million committed capital and median committed capital of $1,300 million; and

• All private firms with median committed capital of $719 million.

Private Equity Analyst-Holt Compensation Study – 2006 Edition	à	The following cuts from this survey were selected as comparables based on assets under management and geographical location:

• Independent ventures;

• Mid-size independent ventures with $300 — $1,000 million assets under management; and

• Northeastern United States independent venture firms with median assets under management of $628 million.
The Committee annually evaluates the companies and surveys used for comparison purposes to be certain that the comparables reviewed by the Committee remain appropriate. For 2007, based on surveys and other information available to us, the Committee utilized data derived from the private equity industry as a proxy for data relating to the venture capital industry, which data was not readily available. In connection with its 2008 compensation review, the Committee determined that reviewing compensation from multiple perspectives was still appropriate given Safeguard’s unique business model. However, the Committee felt that the analysis could be improved by refining the comparables utilized. In particular, the Committee eliminated the comparisons to operating companies that are representative of peers to certain of Safeguard’s partner companies and limited the industry classifications and asset size parameters of companies used as proxy comparables.
Prior to 2006, we historically targeted base pay levels generally at or near the 50th percentile of base salaries for executives having comparable duties and responsibilities to our senior executives. Total compensation, including both annual cash incentives and long-term incentives, was targeted historically to fall at or near the 75th percentile of total compensation for executives having substantially comparable duties and responsibilities to our senior executives, assuming achievement of Safeguard’s corporate, and officers’ individual, objectives. However, recognizing that our business strategy, industry focus and diverse array of partner companies make comparisons to other companies difficult, and based on the inherent challenge in matching companies, job positions and skill sets, the Committee has viewed some of these comparisons as more appropriate for some positions than for others and has looked to this data for general guidance rather than rigid adherence to specific percentages. The Committee continues to review compensation in comparison to the historically targeted 50th and 75th percentiles for base pay and total compensation, respectively, but has determined that the overall objectives of our compensation philosophy would be better achieved through flexibility in determining pay levels to address differences in duties and responsibilities, individual experience, skill levels and achievements, and any retention concerns.
2007 Compensation Program
Base Pay. Base pay is established initially on the basis of several factors, including market competitiveness; past practice; individual performance and experience; the level of responsibility assumed; the level of skills and experience that can be leveraged across our partner companies to facilitate their growth and success; and individual employment negotiations with newly hired executives. Each of our named executive officers has an employment agreement with us which sets his minimum base salary. The Committee acknowledges, in particular, that as senior executives leave Safeguard and new officers are hired, candidates for hire typically will review publicly available information regarding our existing compensation levels and will condition their interest in working for Safeguard upon receiving compensation comparable to that of the officer they are replacing and of other senior executives of Safeguard. This situation impacts the Committee’s ability to measurably change overall compensation levels over short periods of time.

Base salaries typically are reviewed annually by the Committee, as well as in connection with a promotion or other changes in job responsibilities. As noted above, Safeguard competes for executive talent with venture capital and private equity firms. In considering whether to adjust base salary levels for 2007, the Committee took into account:
•	The private equity market data provided by Hewitt Associates (which showed that base salaries for Messrs. Boni, Datin and Loftus ranged from approximately 14% to 50%, depending upon position, below the medians in the Mercer and Holt private equity compensation studies);
•	The Committee’s assessment of Mr. Boni’s initial base salary, which was somewhat below market based on the private equity median values noted in the consultant’s survey data, as well as Mr. Boni’s performance during his first full year as our President and Chief Executive Officer; and
•	Mr. Boni’s assessment of the individual performance of each of the other named executive officers.
Based on the Committee’s review of the market data and its desire to bring base salaries closer to the median base salaries in venture capital and private equity; align the compensation of Messrs. Datin and Loftus to reflect their comparable roles within our organization; and provide for internal consistency in 2007 base salary increases, in December 2006, the Committee approved the following changes in base salary levels for our then named executive officers for 2007 as shown below:

Name	2006 Base Salary	2007 Base Salary

Peter J. Boni	$600,000	$650,000
James A. Datin	$375,000	$390,000
John A. Loftus	$275,000	$390,000
Steven J. Feder	$325,000	$340,000
During 2007, the Committee also approved the following employment agreements which established the compensation terms for newly hired executive officers based on employment negotiations:
•	Raymond J. Land joined us as Senior Vice President and Chief Financial Officer in June 2007 at an initial base salary of $325,000. Mr. Land’s base salary was based on the salary paid to his predecessor as our Chief Financial Officer, adjusted to reflect that Mr. Land would not be assuming the Chief Administrative Officer title which his predecessor also held; and
•	Brian J. Sisko joined us as Senior Vice President and General Counsel in August 2007 at an initial base salary of $340,000. Mr. Sisko’s base salary was based on his prior experience as the general counsel of multiple public companies, his experience in the private equity and venture capital industries, and the salary paid to his predecessor as our General Counsel.
Subsequent to the departure of Christopher Davis as the Company’s Chief Administrative and Financial Officer in December 2006 and until Mr. Land assumed the position of Chief Financial Officer in June 2007, Stephen Zarrilli served as our Acting Senior Vice President, Acting Chief Administrative Officer and Acting Chief Financial Officer. Under the terms of his consulting agreement with us, Mr. Zarrilli received a retainer of $2,500 per day, subject to a maximum monthly retainer of $50,000, and a retainer of $50,000 during the 30-day transition period following Mr. Land’s commencement of employment. During 2007, we paid Mr. Zarrilli $327,500 for his services.
Beginning in December 2007, the Committee reviewed its compensation philosophy and the market data provided by Mercer and determined that 2008 base salary levels for our named executive officers satisfied the Committee’s stated objectives for the role of fixed cash compensation within our overall compensation philosophy and would remain the same as in 2007.
Cash Incentives.
Incentive Opportunity. In April 2007, the Committee adopted the 2007 Management Incentive Plan (the “2007 MIP”) to provide variable cash incentives to our senior executives and other employees based on 2007 performance. The 2007 MIP program, which emphasized teamwork among members of management to achieve key business objectives under our 2007 strategic plan, was based on the following mix of corporate and individual objectives for our senior executives and professional staff.
•	80% on the achievement of corporate objectives; and
•	20% on the achievement of individual objectives.

As of year-end 2007, this grouping consisted not only of our senior-most executives but also a total of 21 out of our 34 employees (our remaining employees also participated in our 2007 MIP, but their incentives were based 50% on corporate objectives and 50% on individual objectives).
We believe that short-term compensation (such as base salary and annual cash incentive awards) should not be based on the short-term performance of our stock, whether favorable or unfavorable, but rather on our executives’ management of the Company towards achieving our goal of long-term growth in shareholder value. We also believe that under our MIP, all of our executives and professional staff should earn their incentive payments based on the same relative weighting of corporate and individual objectives. The price of our stock should, in the long term, reflect our performance, and the performance of our stock will directly affect the value of stock options and other equity incentive awards provided to our senior executives as part of our compensation program.
Performance Measures. To align the 2007 MIP with our 2007 business strategy, the Committee established the following corporate objectives and weightings (representing 80% (or up to 80 points) of the total 2007 MIP target award):

Weighting	Corporate Objectives

30%
Achievement of specified levels of deployment of capital in new partner companies; capital funding based on reserves established at initial acquisition of certain partner companies; and/or funding to support growth through acquisitions or other strategic opportunities (but excluding working capital funding) for existing partner companies, with achievement being measured based on a matrix involving the amount of capital deployed and the number of transactions completed;

30%
Achievement of capital generation through exit transactions (including transactions by our partner companies as well as transactions by us relating to our interests in partner companies), with achievement being measured based on a matrix involving the amount of capital generated and the number of transactions completed;

20%
Achievement of explicit milestones or specified levels of revenues or profitability for the 15 partner companies in which we held an interest as of the adoption of the 2007 MIP, with each measure selected to reflect the respective partner company’s stage of growth and with greater emphasis being placed on those companies reported as consolidated in our financial statements; and

20%	Overall corporate performance of Safeguard, based on the Committee’s subjective evaluation.
The Committee established these objectives by taking into consideration the anticipated level of difficulty in achieving our 2007 business plan and the Committee’s judgment of acceptable performance. The award criteria were designed to provide management with a meaningful opportunity to meet the criteria for a target award but not guarantee achievement or make achievement somewhat inevitable. This approach was intended to provide increased economic incentives for exceeding the target award and some economic recognition, albeit reduced, for near achievement of the target.
In connection with the development of the 2007 MIP, each then executive officer also prepared written individual objectives that were reviewed and approved by our Chief Executive Officer. Our Chief Executive Officer’s individual objectives were reviewed and approved by the Committee. The individual objectives varied depending upon each participant’s roles and responsibilities.
Consistent with their respective employment agreements and the Company’s overall compensation philosophy, the Committee set the following variable cash target awards for 2007 for our then eligible named executive officers:

Target Variable
Name	Cash Incentive

Peter J. Boni	$650,000
James A. Datin	$390,000
John A. Loftus	$390,000
Steven J. Feder	$250,000
Mr. Zarrilli was not an eligible participant in our 2007 MIP.
Under the terms of their respective employment agreements with us, entered into during the 2007 calendar year, Messrs. Land and Sisko are eligible for a target MIP bonus of $195,000 and $250,000, respectively, beginning in

2008. In lieu of any actual participation in our 2007 MIP, Mr. Land and Mr. Sisko each received, upon commencement of employment, a payment equal to 100% of the pro rata portion of their variable cash target bonus ($109,375 and $91,096, respectively) based upon hire date. Mr. Land and Mr. Sisko each are required to use 100% of their respective payment, net of taxes, to purchase shares of our common stock in open market transactions in accordance with our insider trading procedures.
There were no mandatory minimum awards payable under the 2007 MIP. The actual cash incentive awards paid to participants were determined based upon the level of achievement of the quantitative and qualitative corporate and individual performance objectives and were measured in the aggregate on a sliding scale basis (e.g., for executives and professional staff, achievement of objectives totaling 50 points would result in payment of 50% of the target award, achievement of objectives totaling 100 points would result in payment of 100% of the target award and achievement of objectives totaling 150 points would result in payment of 150% of the target award). Payments under the 2007 MIP were limited to 150% of each individual’s target award.
Payouts. In February 2008, the Committee reviewed our performance against the quantitative and qualitative corporate objectives set forth above and preliminarily determined the following payout levels, subject to final approval upon completion of the audits of our 2007 financial statements and internal controls over financial reporting, which final approval occurred on April 1, 2008.

	Target	Payout
	Incentive	Level
Corporate Objectives	(in points)	(in points)	Factors Affecting Determination

Capital Deployment	24	22	Deployment of $57.4 million of newly committed capital in 12 transactions — $47.4 million relating to acquisitions of new partner companies (Advanced BioHealing, Beyond.com, Avid Radiopharmaceuticals, Cellumen, Bridgevine, Veralyte, and a stealth pre-launch technology company); the balance related to capital funded to existing partner companies based on reserves established at the time of acquisition. No credit was given for capital deployment to support partner companies outside of amounts properly reserved for follow-on funding or otherwise earmarked for specific merger and acquisition transactions.

Capital Generation	24	6	Generation of $30.7 million of capital through exit transactions.

Partner Company Performance	16	8	Achievement by approximately one-half of our partner companies of explicit milestones or specified levels of revenue or profitability.

Overall Corporate Performance	16	16	Overall corporate performance, including execution of our business strategy; deal sourcing and pipeline development; organizational staffing and development; facilitating partner company milestone achievements; building value in our partner companies through strategy, management and performance; and management of core corporate functions, including performance of our investor relations and marketing programs, financial reporting and other compliance responsibilities, and management of our corporate operating budget. The Committee specifically noted the following significant 2007 achievements in its review:

•     Continued execution of our strategy of eliminating from our roster of partner companies those companies that no longer fit within our stated areas of capital deployment focus and accomplishing new capital deployment in partner companies that do fit our current parameters;

			• Reception and better understanding of our business model by the financial markets/institutional investors;

			• Improvement in our ability to establish a consistent communication platform with our investors;

			• Continued upgrading of our advisory boards and the efficient and meaningful utilization of such advisory board members to assist our partner companies to increase their value to us; and

			• Continued improvement in the overall view of our partner companies regarding the value that we bring to our partner company relationships.

Total Points	80	52	(which equates to 65% achievement of corporate objectives)

At the end of the year, each senior executive also completed a self-assessment of his achievement of individual objectives (representing 20% (or up to 20 points) of the total 2007 MIP target award). The Chief Executive Officer’s self-assessment was a component of the annual performance review conducted by the Nominating & Corporate Governance Committee. The Committee reviewed with the Nominating & Corporate Governance Committee its assessment of the performance of the Chief Executive Officer, including his achievement of individual objectives, and discussed with the Chief Executive Officer his review of each other named executive officer’s achievement of each officer’s specific individual objectives.
Based on its review of the achievement of both quantitative and qualitative 2007 MIP objectives, the Committee (i) authorized the payment of an aggregate company-wide pool equal to approximately 70% of the 2007 MIP target, with payment to each participant, other than the Company’s senior executive group, made up, as of year-end 2007, of eight eligible persons, including the named executive officers, to be determined by management based upon an assessment of the achievement of individual objectives, with individual performance being capped at 110%; and (ii) limited acknowledgment of personal achievement for each of Messrs. Boni, Datin and Loftus, and for our other senior executives as a group, to a maximum of 90% of personal objectives.
Based on the Committee’s review of the 2007 MIP and the actual achievements of Safeguard and our individual senior executives, the Committee approved the following 2007 MIP payments to the named executive officers eligible for a payment under the 2007 MIP (which amounts are presented in the Summary Compensation Table under “Non-Equity Incentive Plan Compensation”). Such amounts were paid following the completion of the audit of our financial statements.

	Payout Level	Approved Variable
Name	(in points)	Cash Incentive

Peter J. Boni	70	$455,000
James A. Datin	70	$273,000
John A. Loftus	70	$273,000
Under the terms of his agreements with us (see “Severance and Change-in-Control Arrangements” below), Mr. Feder received $135,000 (representing an amount equal to his pro rata MIP payment as of September 30, 2007) as part of his severance package.
By way of comparison, after taking into consideration the achievement of both corporate and individual objectives, payments to our then senior executives ranged from 102% to 114% of target under our 2006 MIP and from 88.5% to 130% of target under our 2005 MIP.
Long-Term Incentives. Our executive compensation programs include a significant equity component, primarily in the form of stock options. Our equity compensation plans also allow for the grant of restricted stock awards and such other equity-based awards as the Committee may determine to be appropriate from time to time.
As noted above, we compete for executive talent with venture capital and private equity firms, and we review comparative information regarding venture capital and private equity industry compensation practices. In such industries, executives (referred to as “managing partners”) typically have compensation programs that include a share of the fund’s profits (referred to as “carry”). We do not provide our executives with a compensation program tied directly to gains from our partner company holdings. Instead, we attempt to utilize our equity compensation plans as an alternative to approximate the economic benefit that would be provided by a carry. The equity awards made to our senior executives were based on our assessment of the carry which would typically be provided to our executives in positions of comparable responsibility at private equity and/or venture capital firms. For example, based upon information available to the Committee through its consultant, as well as directly through the professional experience of Committee members, a managing partner of a venture capital or private equity firm would typically expect a carry ranging from about 1% to 5% of profits realized on portfolio transactions. To provide a different, but somewhat comparable, long-term economic benefit to our executive officers, we grant stock options to our executive officers, with each officer’s stock option grants ranging in the aggregate from about 1% to 5% of our outstanding shares of common stock, dependent upon the individual’s position and responsibilities. The grants, which generally are made upon hire, are intended by the Committee to cover a multi-year period and to be competitive with those held by comparable executives in the comparison data reviewed by the Committee (as adjusted for the senior executive’s experience).
Since stock options are granted with an exercise price equal to the average of the high and low trading prices of our common stock on the date of grant, the options will have value only if the market price increases after that date and, in the case of options that vest upon achievement of specified stock price levels, only if the specified stock price levels are achieved. We refer to options that vest upon achievement of specified stock price levels as “market-based vesting” options. The Committee has established the following allocation between options subject to time-based vesting and market-based vesting for our executive officers:
•	25% of the total underlying shares are subject to time-based vesting; of such amount, 25% vests on the first anniversary date of the grant date and the remaining 75% vests in 36 equal monthly installments on the same date of each month thereafter; and
•	75% of the total underlying shares are subject to market-based vesting.
The Committee believes that granting 75% of the principal option grants held by our executive officers based on a market-based vesting model aligns the long-term interests of Safeguard management and our shareholders. Our senior executives generally will not benefit from such option grants unless the Safeguard stock price achieves and sustains a targeted stock price (based on the average closing price of a share of our common stock as reported on the NYSE consolidated tape for 20 consecutive trading days).
The following table shows the per share stock price levels at which portions of the shares underlying the market-based vesting options granted in 2005 to Messrs. Boni, Datin and Loftus will vest:

Percentage of Shares Underlying Options That Vest	Per Share Stock Price

First 10%	$2.0359
Next 20%	$3.1548
Next 30%	$4.6466
Final 40%	$6.5114
The options also may vest on a pro rata basis if the per share stock price is between the designated stock price levels set forth in the table for 20 consecutive trading days. We measure for these pro-rata vestings every six months. For example, based on the stock price levels in the above table, if the first 10% of the options have already vested and within the next six month window, the highest average closing price of a share of our common stock as reported on the NYSE consolidated tape over 20 consecutive trading days equals $2.5954, an additional 10% of the shares underlying the options will vest.
Upon joining Safeguard, Mr. Land and Mr. Sisko received stock options to purchase 1,500,000 shares and 1,000,000 shares, respectively. These option grants met the employment inducement award exemption provided under Section 303A.08 of the NYSE Listed Company Manual. Of these stock options awarded, 25% of the stock options were subject to time-based vesting and 75% of the stock options were subject to the market-based vesting model described in the following table:

Percentage of Shares Underlying Options That Vest	Per Share Stock Price

First 20%	$3.1548
Next 30%	$4.6466
Next 40%	$6.5114
Final 10%	$7.2246
The Committee annually reviews the equity awards held by our senior executive and other employees and also may consider awards periodically during a year in an effort to retain and motivate employees and to ensure continuing alignment of executive and shareholder interests. Other than the grants made to newly hired executive officers who joined us during 2007, the Committee determined that during 2007 and so far through 2008, no additional grants to executive officers were necessary to achieve our compensation objectives.
We expect to continue to use stock options and other equity awards as part of our compensation program, including market-based vesting options. We expect to make appropriate adjustments in the per share stock price levels and vesting schedules used for additional market-based vesting option grants based on our stock price level.

Stock Option Granting Process. The Committee is responsible for equity grants under our equity compensation plans. The Committee approves and grants all equity awards to our senior executives, employees and advisory board members, with the exception of those grants for which the Committee has delegated authority to the Chief Executive Officer which are described below. Equity grants to directors are generally approved by the Board; however, in those cases where the Board has approved the size and form of recurring annual service grants, the Committee may authorize grants without further Board approval.
Grants may be made at regularly scheduled meetings or at special meetings convened to approve compensation arrangements for newly hired executive officers or for executive officers who have been promoted or are otherwise subject to changes in responsibilities. During 2007, the Committee determined that, as a matter of best practice, recurring grants to directors and advisory board members would be made on the date of Safeguard’s annual meeting of shareholders.
The Committee has delegated to our Chief Executive Officer the authority to make equity grants between regularly scheduled Committee meetings (primarily to new hires and new advisory board members), provided that the aggregate number of shares granted may not exceed 300,000 shares, the maximum number of shares allocated to any one employee may not exceed 125,000 shares and the aggregate number of shares allocated to any one advisory board member may not exceed 5,000 shares. A report is made to the Committee at each of its regularly scheduled meetings regarding any grants that our Chief Executive Officer has approved, following which the aggregate number of shares available is reset to 300,000 shares. The Chief Executive Officer is not authorized to make equity grants to senior executives or directors without prior Committee approval of the specific grant contemplated.
It recently has become our practice to make all employee grants of options, subject to limited exceptions for new hires, on fixed quarterly grant dates. Grants to newly retained consultants or advisors may be made on the later of the date the award is approved or the date of commencement of services. The exercise price for all stock options granted under our equity compensation plans is the average of the high and low trading prices of our common stock as reported on the NYSE consolidated tape on the date of grant, which we believe reflects common practice.
Nonqualified Deferred Compensation. Our senior executives may defer compensation under our qualified 401(k) plan (subject to the limits imposed by the Internal Revenue Code) but generally are not eligible to receive matching company contributions under that plan. Our senior executives are eligible to participate in our nonqualified deferred compensation plan, which is an unfunded plan that does not allow deferral of compensation but does allow participants to obtain credits, in the form of Safeguard contributions that are allocated to accounts for the benefit of participants. We offer this nonqualified deferred compensation plan to selected employees in light of their ineligibility to obtain a company matching contribution under our qualified 401(k) plan. Additional information regarding participation in this plan by named executive officers can be found below under “Executive Compensation—Nonqualified Deferred Compensation – 2007.”
Perquisites (fringes). Contractually, our executives are entitled to a few benefits that are not otherwise available to all of our employees. We do not provide a defined benefit pension arrangement, post-retirement health coverage or similar benefits for our executive officers. The additional perquisites we provided to our executive officers in fiscal 2007 consisted of the following:
•	$10,000 annual car allowance;
•	$8,000 non-accountable annual expense allowance;
•	Universal life insurance coverage ranging from $750,000 to $1,000,000;
•	Up to $5,000 reimbursement annually for medical, vision or dental expenses not covered under our other benefit plans; and
•	Certain relocation expenses and related tax obligations under the terms of negotiated employment agreements.
The Committee believes that these perquisites, which represent a relatively modest portion of each named executive officer’s compensation, are not out of the ordinary for executives of the caliber that we need to be able to attract to Safeguard. These perquisites are taken into consideration by the Committee in determining total compensation payable to the named executive officers. It is the Committee’s stated intention to begin to treat certain of such perquisites as fully discretionary in the case of any new hires to our senior executive ranks.
Severance and Change-in-Control Arrangements
Messrs. Boni, Datin, Land and Sisko each have agreements with Safeguard which provide certain benefits in the event of termination of their employment by Safeguard without “cause” or by the officer for “good reason” (as defined in the agreements). Mr. Loftus voluntarily resigned as a Safeguard employee effective May 2, 2008.
Upon the occurrence of a termination event, each executive will be entitled to those benefits outlined in his agreement with us, which may include a multiple of his then current base salary, payment of his pro rata bonus for the year of termination or a multiple of the greater of his target bonus for the year of termination or the average of his actual bonuses for up to the last three years, accelerated vesting of equity awards and extension of the post-termination exercise period within which some or all of the equity awards held by the executive may be exercised, coverage under our medical, health and life insurance plans for a designated period of time, and outplacement services or office space. See “Potential Payments upon Termination or Change in Control” in this proxy statement for a summary of the specific benefits that each executive will receive upon the occurrence of a termination event.
Unlike “single trigger” change-in-control arrangements that pay out immediately upon a change in control, most of the benefits to which our named executive officers are entitled under their agreements in the event of a “change in control” require a “double trigger,” namely a change in control coupled with a loss of employment or a substantial change in job duties. We believe a “double trigger” provides retention incentives as well as continuity of management in the event of an actual or threatened change in control. However, we note that the acceleration of the vesting of the stock options that were granted to Mr. Boni when he joined Safeguard in 2005 require only a “single trigger” to be effective – that is, only a change in control. This arrangement was specifically negotiated by Mr. Boni as a condition to his agreement to join Safeguard. Since equity represents a significant portion of Mr. Boni’s total compensation, we believe that this “single trigger” can be an important retention device during change–in-control discussions.
Steven J. Feder, our former Senior Vice President and General Counsel, resigned in August 2007. We and Mr. Feder agreed that Mr. Feder’s resignation would be treated as having been for good reason, as defined in his agreement with us, and Mr. Feder received the severance benefits described in that agreement consisting of the following:
•	A payment equal to his pro rata 2007 MIP payout, as of September 30, 2007, of $135,000, plus one and one-half times his base salary of $340,000, for an aggregate payment of $645,000;
•	Coverage under our medical, health and life insurance plans for 12 months;
•	$15,000 for outplacement services; and
•	Full vesting of all time-vested stock options (which will remain exercisable for 36 months) and a 12-month period within which to exercise vested market-based stock options.
Deductibility of Executive Compensation
The Committee considers the potential impact of Section 162(m) of the Internal Revenue Code in structuring executive compensation. Section 162(m) disallows a tax deduction for any publicly held corporation for certain executive compensation exceeding $1,000,000 per person in any taxable year unless it is “performance based” within the meaning of Section 162(m). We believe the stock options awarded under our equity compensation plans are in compliance with the provisions of Section 162(m). The portion of cash compensation paid to Mr. Boni for 2007 in excess of $1,000,000 was not “performance-based” compensation within the meaning of Section 162(m) and, therefore, was not deductible by Safeguard. We believe that providing an appropriate level of cash compensation and maintaining flexibility in determining compensation may be more important than preserving this tax deduction. Therefore, the Committee does not currently plan to take any action to qualify any of our cash incentive compensation plans under Section 162(m).

Stock Ownership Guidelines
Our Board established stock ownership guidelines, effective December 31, 2005, that are designed to closely align the long-term interests of our executive officers with the long-term interests of our shareholders. The guidelines provide that each executive officer should attain an equity position in our common stock equal to two times annual base salary. The ownership level should be achieved (i) within five years of December 31, 2005 for executive officers who were employed on that date or (ii) for individuals who were not employees on December 31, 2005, by the end of the fifth full calendar year following the year in which the executive officer was hired. The Nominating & Corporate Governance Committee monitors compliance as of the end of each calendar year. Shares counted toward these guidelines include:
•	Shares beneficially owned by the executive officer;
•	Vested shares of restricted stock;
•	Vested deferred stock units that have been credited to the executive officer; and
•	Shares underlying vested, in-the-money options.
Based on information they have provided to us, our named executive officers are working toward meeting the guidelines within the prescribed time frame.
Prohibition on Speculation in Safeguard Stock
Our company policy on securities trading by company personnel prohibits our named executive officers, directors and other employees from engaging in activities with regard to our stock that can be considered as speculative, including but not limited to, short selling (profiting if the market price of our securities decreases); buying or selling publicly traded options (e.g., a put option, which is an option or right to sell stock at a specific price prior to a specified date, or a call option, which is an option or right to buy stock at a specific price prior to a specified date); and hedging or any other type of derivative arrangement that has a similar economic effect. Our executive officers and directors are also prohibited from pledging, directly or indirectly, our common stock or the stock of any of our partner companies, as collateral for indebtedness.
COMPENSATION COMMITTEE REPORT
We have reviewed and discussed the foregoing Compensation Discussion and Analysis with management. Based on our review and discussion with management, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K and the Company’s proxy statement.
Members of the Compensation Committee:

Julie A. Dobson,	Chair George D. McClelland	John J. Roberts

EXECUTIVE COMPENSATION
Summary Compensation Table – Fiscal Years Ended December 31, 2007 and 2006
The table below is a summary of total compensation paid to or earned by our named executive officers for the fiscal years ended December 31, 2007 and 2006.

							Change in
							Pension Value
						Non-Equity	and
						Incentive	Nonqualified
						Plan	Deferred	All Other
				Stock	Option	Compen-	Compensation	Compen-
Name and		Salary	Bonus	Awards	Awards	sation	Earnings	sation	Total
Principal Position	Year	($)	($)(1)	($)(2)	($)(2)	($)(3)	($)(4)	($)(5)	($)

Peter J. Boni	2007	650,000	—	—	710,745	455,000	267	116,049	1,932,061
President and Chief	2006	600,000	—	—	1,185,249	684,000	—	248,935	2,718,814
Executive Officer

Raymond J. Land (6)	2007	182,292	109,375	—	292,344	—	—	32,367	616,378
Senior Vice President and
Chief Financial Officer

James A. Datin	2007	390,000	—	—	435,321	273,000	267	47,441	1,146,029
Executive	2006	375,000	—	—	713,813	382,500	—	44,989	1,516,302
Vice President and
Managing Director,
Life Sciences

John A. Loftus (6)	2007	390,000	—	33,330	448,866	273,000	3,667	42,919	1,191,782
Executive Vice President	2006	275,000	275,000	1,461	745,102	308,000	7,684	43,279	1,655,526
and Managing Director,
Technology

Brian J. Sisko (7)	2007	126,410	91,096	—	148,345	—	—	6,238	372,089
Senior Vice President and
General Counsel

Steven J. Feder (8)	2007	231,461	—	—	260,453	—	272	700,552	1,192,738
Former Senior Vice President	2006	325,000	25,000	—	300,142	185,500	—	45,783	881,425
and General Counsel

Stephen Zarrilli (9)	2007	327,500	—	—	44,563	—	—	—	372,063
Former Acting Senior Vice	2006	15,000	—	—	25,577	—	—	—	40,577
President, Acting Chief Administrative Officer and Acting Chief Financial Officer

(1)	For 2007, the amounts reported for Messrs. Land and Sisko represent amounts paid to each of Messrs. Land and Sisko upon their respective hires in lieu of payments under Safeguard’s 2007 management incentive plan (100% of such payments, net of taxes, was required to be used by each of them to purchase Safeguard common stock in orderly open market purchases in accordance with our insider trading procedures). Amounts earned by Messrs. Boni, Datin and Loftus under our 2007 Management Incentive Plan are reported under “Non-Equity Incentive Plan Compensation.”

(2)	These amounts do not represent compensation actually received. Rather, these amounts represent the aggregate expense we recognized for financial statement reporting purposes for the fiscal year ended December 31, 2007 for restricted stock awards and stock options granted during and prior to 2007, in accordance with FAS 123(R). In accordance with SEC rules, the amounts shown exclude the effect of estimated forfeitures related to service-based vesting conditions other than forfeitures that actually occurred during 2007. In August 2007, Mr. Feder forfeited 359,410 stock options that were subject to market-based vesting upon his termination of employment. The fair value of each stock option is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions for the years indicated:

	2007	2006	2005	2004	2003

Service-Based Awards:
Dividend yield	0%	0%	0%	0%	0%
Expected volatility	61%	69%	84%	86%	95%
Average expected option life	5 years	5 years	5 years	5 years	5 years
Risk-free interest rate	4.5%	4.7%	4.4%	3.6%	3.0%
Market-Based Awards:
Dividend yield	0%	0%	0%	N/A	N/A
Expected volatility	55%	62%	67%	N/A	N/A
Average expected option life	5 - 7 years	5 - 7 years	5 - 7 years	N/A	N/A
Risk-free interest rate	5.0%	4.8%	4.3%	N/A	N/A

For information regarding the grant date fair value of awards granted in 2007, see the “Grants of Plan-Based Awards–2007” below.

(3)	For 2007, the amounts reported in this column represent payments made in April 2008 for awards earned under our 2007 Management Incentive Plan, which is described in detail under “Compensation Discussion and Analysis—2007 Compensation Program.”

(4)	For 2007, the amounts reported in this column represent the earnings on account balances under our nonqualified deferred compensation plan; these amounts also are reported below under “Nonqualified Deferred Compensation – 2007.”

(5)	For 2007, All Other Compensation included the following amounts:

	Perquisites	Nonqualified
	and Personal	Deferred	Life Insurance	Group Life Insurance	Severance
Name	Benefits	Compensation Plan	Premiums	Imputed Income	Benefits

Peter J. Boni	$65,101	$16,875	$30,509	$3,564	—
Raymond J. Land	6,956	16,875	7,265	1,271	—
James A. Datin	23,000	16,875	6,930	636	—
John A. Loftus	19,383	16,875	6,032	629	—
Brian J. Sisko	4,187	—	1,855	196	—
Steven J. Feder	19,327	16,529	4,465	231	$660,000

The perquisites and personal benefits include a $10,000 car allowance (prorated for individuals employed for less than the full year), an $8,000 non-accountable annual expense allowance (for Messrs. Boni, Datin, Loftus and Feder), and reimbursement of up to $5,000 for medical, vision or dental expenses not covered under our other benefit plans. The amount reported for Mr. Boni also includes $25,425 for reimbursement of relocation expenses and $16,676 for reimbursement of tax obligations to respect to such relocation reimbursement. Our executive officers also have occasional personal use of tickets to various sporting events at no incremental cost to us and are eligible to receive matching charitable contributions under our program, which is available to all employees, subject to a maximum of $1,000 in matching contributions for each individual for each calendar year.

The severance benefits reported for Mr. Feder represent the following lump sum payments that he received under his agreements with us dated November 17, 2004 and August 16, 2007: $510,000, representing one and one-half times his salary; $135,000, representing an amount equal to his prorated 2007 MIP payout as of September 30, 2007; and $15,000 for outplacement fees. For further information, see “Compensation Discussion and Analysis—Severance and Change-in-Control Arrangements.”

(6)	Mr. Loftus voluntarily resigned as a Safeguard employee effective May 2, 2008.

(7)	Messrs. Land and Sisko joined Safeguard in June 2007 and August 2007, respectively.

(8)	Mr. Feder resigned in August 2007.

(9)	Mr. Zarrilli served as our Acting Senior Vice President, Acting Chief Administrative Officer and Acting Chief Financial Officer from December 2006 until mid-June 2007 and for a 30-day transition period following Mr. Land’s commencement of employment. Mr. Zarrilli was not covered under our health, welfare and other employee benefit plans (with the exception of the stock option granted to him in December 2006 under his consulting agreement with us) and was not entitled to any compensation upon his termination of service other than amounts earned during his term of service under the terms of his consulting agreement with us.
Each of our current named executive officers has an employment agreement with us that sets his initial base salary and initial annual cash incentive target award. The initial base salary and initial annual cash incentive target award for each named executive officer employed as of December 31, 2007 were as follows: Mr. Boni ($600,000 salary; $600,000 target award); Mr. Land ($325,000 salary; $195,000 target award); Mr. Datin ($375,000 salary; $375,000 target award); Mr. Loftus ($250,000 salary; $150,000 target award); and Mr. Sisko ($340,000 salary; $250,000 target award). Base salaries and annual cash incentive target awards, which are reviewed by the Compensation Committee each year, currently exceed these contractual amounts for Messrs. Boni, Datin and Loftus. The primary focus of these agreements is to provide our executive officers with severance benefits in the event of a termination of employment involuntarily, for good reason or upon a change in control, as described below under “Potential Payments upon Termination or Change in Control.” The components of compensation reported in the Summary Compensation Table, including an explanation of the amount of salary and cash incentive compensation in proportion to total compensation, are described in detail under “Compensation Discussion and Analysis.”

Grants of Plan-Based Awards – 2007
The following table shows non-equity incentive plan awards and option awards granted during 2007 to our named executive officers. There were no stock awards granted to our named executive officers during 2007.

					All Other	All Other
					Stock	Option			Grant
					Awards:	Awards:	Exercise		Date Fair
		Estimated Possible Payouts Under			Number of	Number of	or Base		Value of
		Non-Equity Incentive Plan Awards			Shares of	Securities	Price of	Market	Stock and
		(1)			Stock or	Underlying	Option	Price on	Option
	Grant	Threshold	Target	Maximum	Units	Options	Awards	Grant Date	Awards
Name	Date	($)	($)	($)	(#)	(#)(2)	($/Sh)	($/Sh)(3)	($)(4)

Peter J. Boni	4/24/07	—	650,000	975,000	—	—	—	—	—

Raymond J. Land	6/11/07	—	109,375	—	—	—	—	—	—
	6/11/07	—	—	—	—	375,000	$2.620	$2.640	560,513
	6/11/07	—	—	—	—	1,125,000	$2.620	$2.640	1,651,462

James A. Datin	4/24/07	—	390,000	585,000	—	—	—	—	—

John A. Loftus	4/24/07	—	390,000	585,000	—	—	—	—	—

Brian J. Sisko	8/20/07	—	91,096	—	—	—	—	—	—
	8/20/07	—	—	—	—	250,000	$2.106	$2.090	284,175
	8/20/07	—	—	—	—	750,000	$2.106	$2.090	921,359

Steven J. Feder	4/24/07	—	250,000	375,000	—	—	—	—	—

Stephen Zarrilli	—	—	—	—	—	—	—	—	—

(1)	These awards were made under the 2007 Management Incentive Plan (or, in the case of Messrs. Land and Sisko, payments made upon hire in lieu of participation in the 2007 Management Incentive Plan). There were no mandatory minimum awards payable under the 2007 Management Incentive Plan and the maximum awards payable were 150% of the target amounts. The amounts in the table represent payouts that might have been achieved based on performance at target or maximum performance levels. The amounts actually paid under this plan for 2007 to Messrs. Boni, Datin and Loftus have been reported in the Summary Compensation Table under “Non-Equity Incentive Plan Compensation.” The amount actually paid under this plan for 2007 to Mr. Feder is included in the severance benefits paid to him, which are reported in the Summary Compensation Table under “All Other Compensation.” For further information, see “Compensation Discussion and Analysis—2007 Compensation Program.”

(2)	The 375,000 options awarded to Mr. Land and the 250,000 options awarded to Mr. Sisko vest as to 25% of the underlying shares on the first anniversary date of the grant date and as to the remaining 75% of the underlying shares in 36 equal monthly installments thereafter. The 1,125,000 options awarded to Mr. Land and the 750,000 options granted to Mr. Sisko are subject to market-based vesting and vest upon the achievement of the following per share stock price levels (based on the average closing price of a share of our common stock as reported on the NYSE consolidated tape for 20 consecutive trading days):

Percentage of Shares Underlying Options That Vest	Per Share Stock Price

First 20%	$3.1548
Next 30%	$4.6466
Next 40%	$6.5114
Final 10%	$7.2246

In addition to vesting upon the achievement of a specified per share stock price level, the shares underlying the options may vest on a pro rata basis on each six-month anniversary of the grant date if the per share stock price is between the designated levels (based on the highest average closing price of a share of our common stock as reported on the NYSE consolidated tape for 20 consecutive trading days during each six-month period).

The options have an eight-year term. The options subject to time-based vesting will vest fully upon an individual’s death, permanent disability, retirement on or after his 65th birthday, or termination of employment without cause or for good reason (as defined in each individual’s employment agreement with us). All options subject to time-based vesting and market-based vesting will vest fully upon an individual’s termination of employment without cause or for good reason within 18 months following a change in control.

(3)	The market price reported in this column is the closing price of Safeguard common stock as reported on the NYSE consolidated tape on the grant date. Under the terms of Safeguard’s equity compensation plans, the exercise price of an option is determined based upon the average of the high and low trading prices of Safeguard’s common stock as reported on the NYSE consolidated tape on the grant date.

(4)	The amounts in this column represent the grant date fair value of the awards computed in accordance with FAS 123(R). For a discussion of the valuation assumptions, see footnote 2 to the Summary Compensation Table.

Outstanding Equity Awards at Fiscal Year-End – 2007
The following table shows the equity awards we have made to our named executive officers that were outstanding at December 31, 2007.

	Option Awards					Stock Awards
			Equity
			Incentive Plan
			Awards:
	Number of	Number of	Number of			Number of
	Securities	Securities	Securities			Shares or	Market Value
	Underlying	Underlying	Underlying			Units of	of Shares or
	Unexercised	Unexercised	Unexercised	Option		Stock That	Units of Stock
	Options	Options	Unearned	Exercise	Option	Have Not	That Have
	(#)(1)	(#)(1)(2)	Options	Price	Expiration	Vested	Not Vested
Name	Exercisable	Unexercisable	(#)(2)(3)	($)	Date	(#)(2)(4)	($)(5)

Peter J. Boni	583,333	416,667	—	1.2750	08/16/13	—	—
	861,245 (3)	—	2,138,755	1.2750	08/16/13	—	—

Raymond J. Land	375,000	—	—	2.6200	06/11/15	—	—
	12,893	—	1,112,107	2.6200	06/11/15	—	—

James A. Datin	281,250	218,750	—	1.5600	09/07/13	—	—
	430,622 (3)	—	1,069,378	1.5600	09/07/13	—	—

John A. Loftus	115,000	—	—	2.1700	05/13/10	28,551	51,392
	25,000	—	—	1.6850	12/18/10	—	—
	100,000	—	—	3.5600	12/19/11	—	—
	168,750	56,250	—	2.1250	12/15/12	—	—
	427,122 (3)	—	1,069,378	1.5550	09/13/13	—	—

Brian J. Sisko	250,000	—	—	2.1060	08/20/15	—	—
	—	—	750,000	2.1060	08/20/15	—	—

Steven J. Feder (6)	300,000	—	—	1.7800	08/19/10	—	—
	200,000	—	—	1.3800	08/19/10	—	—
	140,590 (3)	—	—	1.3800	08/19/08	—	—

Stephen Zarrilli	150,000 (7)	—	—	2.3350	06/11/10	—	—

(1)	Unless otherwise identified by footnote, options subject to time-based vesting vest as to 25% of the underlying shares on the first anniversary date of the grant date and in 36 equal installments on the same date of each month thereafter. The vesting dates for each option are listed in the table below by expiration date:

Expiration Date	Initial Vest Date	Subsequent Monthly Vest Dates

05/13/10	05/13/03	06/13/03 through 05/13/06
12/18/10	12/18/03	01/18/04 through 12/18/06
12/19/11	12/19/04	01/19/05 through 12/19/07
12/15/12	12/15/05	01/15/06 through 12/15/08
08/16/13	08/16/06	09/16/06 through 08/16/09
09/07/13	09/07/06	10/07/06 through 09/07/09
09/13/13	09/13/06	10/13/06 through 09/13/09
06/11/15	06/11/08	07/11/08 through 06/11/11
08/20/15	08/20/08	09/20/08 through 08/20/11

(2)	Vesting of equity awards may be accelerated upon death, permanent disability, retirement on or after 65th birthday, termination of employment for good reason or without cause, or termination of employment in connection with a change in control, and, in the case of Mr. Boni’s equity awards, upon the occurrence of a change in control. Further information regarding the equity awards that are subject to acceleration of vesting in each circumstance can be found below under “Potential Payments upon Termination or Change in Control.”

(3)	These options are market-based vesting options and vest only upon the achievement of improvement in Safeguard’s stock price. Achievement is measured based on the average daily closing price of Safeguard common stock as reported on the NYSE composite tape for 20 consecutive trading days. The following table shows the per share stock prices at which portions of the shares underlying the market-based vesting options held by Messrs. Boni, Datin and Loftus vest:

Percentage of Shares Underlying Options that Vest	Per Share Stock Price

First 10%	$2.0359
Additional 20%	3.1548
Additional 30%	4.6466
Remaining 40%	6.5114

The following table shows the per share stock prices at which portions of the shares underlying the market-based vesting options held by Messrs. Land and Sisko vest:

Percentage of Shares Underlying Options that Vest	Per Share Stock Price

First 20%	$3.1548
Next 30%	4.6466
Next 40%	6.5114
Final 10%	7.2246

In addition to vesting upon the achievement of a specified per share stock price, the shares underlying the options may vest on a pro rata basis on each six-month anniversary of the grant date if the per share stock price is between the designated stock prices (based on the highest average closing price of a share of our common stock as reported on the NYSE consolidated tape for 20 consecutive trading days during each six-month period).

(4)	Mr. Loftus’ stock award would have vested as to 50% of the shares on each of December 15, 2008 and December 15, 2009. Upon his voluntary resignation as of May 2, 2008, these unvested shares were forfeited.

(5)	Under SEC rules, the value is calculated based on the year-end closing stock price of $1.80 per share, as reported on the NYSE consolidated tape, multiplied by the number of shares that have not vested.

(6)	Under the terms of Mr. Feder’s agreements with Safeguard, upon his separation from our employment in August 2007:

• He forfeited options to purchase 359,410 shares that were subject to market-based vesting; and

• We accelerated the vesting of options to purchase 206,250 shares that were subject to time-based vesting.

(7)	Mr. Zarrilli’s option vested as to 30,000 underlying shares on March 27, 2007; 15,000 underlying shares on the first day of each of April 1, May 1, June 1 and July 1, 2007; and 75,000 underlying shares on July 11, 2007.
Option Exercises and Stock Vested – 2007
The following table shows stock options exercised by the named executive officers during 2007 and restricted stock awards that vested during 2007.

	Option Awards		Stock Awards
	Number of		Number of
	Shares		Shares
	Acquired	Value Realized	Acquired	Value Realized
	on Exercise	on Exercise	on Vesting	on Vesting
Name	(#)	($)(1)	(#)	($)(2)

Peter J. Boni	—	—	—	—
Raymond J. Land	—	—	—	—
James A. Datin	—	—	—	—
John A. Loftus	3,500	4,358	14,276	25,411
Brian J. Sisko	—	—	—	—
Steven J. Feder	—	—	—	—
Stephen Zarrilli	—	—	—	—

(1)	The value realized on exercise is determined by multiplying the number of shares acquired on exercise by the difference between the average of the high and low trading prices of Safeguard common stock, as reported on the NYSE consolidated tape, on the exercise date and the exercise price.

(2)	The value realized on vesting is determined by multiplying the number of shares vested by the average of the high and low trading prices of Safeguard common stock, as reported on the NYSE consolidated tape, on each vesting date.

Nonqualified Deferred Compensation – 2007
In 2003, Safeguard adopted the Executive Deferred Compensation Plan, which is a nonqualified, unfunded plan that provides for a designated group of employees to obtain credits in the form of Safeguard contributions that are allocated to accounts for the benefit of each participant. Participants may not defer compensation under the plan.
Contributions by Safeguard are discretionary and may vary from year to year. For 2007, we credited each eligible participant’s account with an amount equal to 4% of up to $225,000 of the participant’s 2007 salary and bonus (which amount was fully vested) and 3.5% of up to $225,000 of the participant’s 2007 base salary (which amount vests 20% for each year of service in which the participant has attained 1,000 hours of service).
Lump sum distributions of the vested balance in a named executive officer’s account are made following termination of employment as follows:
•	Amounts that were earned and vested at December 31, 2005, are distributed within 30 business days following termination; and
•	The remaining amount is distributed six months following termination.
A committee appointed by Safeguard’s Board selects the funds or indices that are used for purposes of calculating the earnings that are credited to each participant’s account based on a notional investment in the selected funds or indices. Since the plan’s inception, we have calculated earnings based on the performance of the notional investment in the Principal Investors Fund, Inc. Large-Cap S&P 500 Index Fund (PLFPX), which is one of the investment choices available to participants in Safeguard’s 401(k) plan. The committee, in its discretion, may replace this fund and add new funds.
The following table shows contributions and earnings for 2007 and account balances at December 31, 2007 for the named executive officers. There were no withdrawals or distributions by the named executive officers during 2007.

	Registrant
	Contributions in Last	Aggregate Earnings	Aggregate Withdrawals/	Aggregate Balance
	Fiscal Year	in Last Fiscal Year	Distributions	at Last Fiscal Year End
Name	($)(1)	($)(1)	($)	($)(2)(3)

Peter J. Boni	16,875	267	—	33,642
Raymond J. Land	—	—	—	—
James A. Datin	16,875	267	—	33,642
John A. Loftus	16,875	3,667	—	93,868
Brian J. Sisko	—	—	—	—
Steven J. Feder	16,529	272	—	33,301
Stephen Zarrilli	—	—	—	—

(1)	Contributions are included in the Summary Compensation Table under “All Other Compensation.” Earnings in the last fiscal year are included in the Summary Compensation Table under “Change in Pension Value and Nonqualified Deferred Compensation Earnings.”

(2)	The balance in each named executive officer’s account consists of contributions credited by us and notional accrued gains or losses. In prior years, the amounts credited by us under this plan for the benefit of executive officers were reported in our proxy statement as compensation in the Summary Compensation Table.

(3)	At December 31, 2007, Mr. Loftus was fully vested, and Messrs. Boni, Datin and Feder had vested account balances of $24,157, $24,157 and $27,116, respectively. Mr. Feder’s vested account balance was distributed to him in 2008.
Potential Payments upon Termination or Change in Control
Messrs. Boni, Land, Datin and Sisko each have agreements with us which provide certain benefits upon termination of employment without cause or for good reason, either involuntarily or in connection with a change in control. Under these agreements, the following definitions apply:

Cause	à	Violation of any of our written policies; appropriation of a material business opportunity of our company; misappropriation of company assets; conviction of a felony or any other crime with respect to which imprisonment is a possible punishment; or breach of any material term of the executive’s employment agreement or any other agreement with, or duty owed to, us or any of our partner companies.

Good Reason	à	A material diminution, without the executive’s consent, in the nature or status of the executive’s position, title, reporting relationship, duties, responsibilities or authority; a reduction of the executive’s base salary or target bonus opportunity; a material breach by us of the executive’s agreement; the relocation of our principal office by more than 30 miles; or an executive’s assignment, without his consent, to be based anywhere other than our principal office.

Change in Control	à	A change in control generally occurs when:

• A person becomes the beneficial owner of securities having 50% or more of the combined voting power of our securities;

•   Less than a majority of our Board consists of continuing directors (which means a director who either is a member of the Board as of the effective date of the change in control or is nominated or appointed to serve as a director by a majority of the then continuing directors);

•   We are subject to a merger or other business combination transaction as a result of which holders of a majority of our equity securities do not own a majority of the equity securities of the surviving company;

• We sell all or substantially all of our assets or are liquidated.
Mr. Zarrilli was not covered under our health, welfare and other employee benefit plans and received no compensation upon his termination of service other than amounts earned during his term of service under the terms of his consulting agreement with us.
Payments Made upon Involuntary Termination of Employment without Cause or for Good Reason
Messrs. Boni, Land, Datin and Sisko will receive the following benefits upon involuntary termination of employment without cause or for good reason:
•	Messrs. Boni and Datin:
o	A lump sum payment equal to 12 months of the executive’s then current base salary and the greater of the executive’s target bonus (not less than 100% of current base salary) for the year of termination or the average of the executive’s actual bonuses for the last three completed fiscal years;

o	All vested stock options will remain exercisable for 12 months; and

o	12 months’ continued coverage under our medical, health and life insurance plans.
•	Messrs. Land and Sisko:
o	A lump sum payment equal to the executive’s prorated bonus for the year of termination and 1.5 times the executive’s then current base salary;

o	All time-vested stock options will fully vest and remain exercisable for 36 months and vested market-based stock options will remain exercisable for 12 months;

o	12 months’ continued coverage under our medical, health and life insurance plans; and

o	Up to $20,000 for outplacement services or office space.
Payments Made upon a Change in Control or Involuntary Termination of Employment without Cause or for Good Reason in Connection with a Change in Control
Upon a change in control, the stock options held by Mr. Boni that have not otherwise vested will become fully vested. Our named executive officers will not be entitled to any other payments or benefits (except those that are provided on a non-discriminatory basis to our employees generally upon termination of employment) unless the change in control is coupled with a loss of employment or a substantial change in job duties as described below.

Upon involuntary termination of employment without cause or for good reason within six months before or 12 months following a change in control (for Messrs. Boni and Datin) or within 18 months following a change in control (for Messrs. Land and Sisko), Messrs. Boni, Land, Datin and Sisko will receive the following benefits:
•	Messrs. Boni and Datin:
o	A lump sum payment equal to a multiple of the executive’s then current base salary and a multiple of the greater of the executive’s target bonus (not less than 100% of current base salary) for the year of termination or the average of the executive’s actual bonuses for the last three completed fiscal years (the multiple is three times for Mr. Boni and two times for Mr. Datin);

o	All stock options that have not otherwise vested will fully vest and will remain exercisable for three years for Mr. Boni and two years for Mr. Datin; and

o	Continued coverage under our medical, health and life insurance plans for three years for Mr. Boni and two years for Mr. Datin.
•	Messrs. Land and Sisko:
o	A lump sum payment equal to the executive’s prorated bonus for the year of termination and 1.5 times the executive’s then current base salary;

o	All time-vested stock options will fully vest and remain exercisable for 36 months and all market-based stock options that have not otherwise vested will vest and remain exercisable for 24 months;

o	12 months’ continued coverage under our medical, health and life insurance plans; and

o	Up to $20,000 for outplacement services or office space.
Other Payments Made upon Termination of Employment
Regardless of the manner in which a named executive officer’s employment terminates, he also generally will receive payments and benefits that are provided on a non-discriminatory basis to our employees upon termination of employment, including the following:
•	Amounts earned during his term of employment;
•	Accrued unused vacation pay;
•	Amounts contributed by us for the year of termination under our 401(k) plan or nonqualified deferred compensation plan (if he has completed the required hours of service, if any, and is an employee on the date as of which we make a contribution);
•	Distribution of accrued and vested plan balances under our 401(k) plan and nonqualified deferred compensation plan;
•	Reimbursement of eligible dental expenses for services incurred prior to termination;
•	Upon his death, disability or retirement on or after his 65th birthday, accelerated vesting of stock options subject to time-based vesting and restricted stock awards that have not otherwise vested and extension of the post-termination exercise period for all stock options from 90 days to 12 months; and
•	Upon his death or disability, payment of benefits under our other broad-based employee benefit programs, including short-term and long-term disability plans, life insurance program, accidental death and dismemberment plan and business travel insurance plan, as applicable.
The following table shows the potential incremental payments and benefits which the named executive officers would be entitled to receive upon termination of employment in each situation listed in the table below under their respective agreements and our broad-based employee benefit programs. The amounts shown do not include certain payments and benefits available generally to salaried employees upon termination of employment, such as distributions from our 401(k) and deferred compensation plans. The amounts shown in the table are based on an assumed termination as of December 31, 2007 and represent estimates of the maximum incremental amounts and benefits that would be paid to each executive upon his termination which we have calculated: (i) by multiplying the 2007 annualized base salary for each named executive officer by the multiplier in each scenario that is specified in each such executive’s agreement with us; (ii) for Messrs. Boni and Datin, by multiplying their respective 2007 target incentive awards by the multiplier in each scenario that is specified in their respective agreements with us; (iii) for Messrs. Land, Loftus and Sisko, by assuming they would be entitled to their respective 2007 annualized target incentive award for the full year; and (iv) by using our 2008 premium costs for calculating the value of the health and welfare benefits. With the exception of Mr. Feder, whose employment was terminated in August 2007, the actual amounts to be paid would depend on the time and circumstances of an executive’s separation from Safeguard. For Mr. Feder, the amounts included in the Summary Compensation Table under “All Other Compensation” and the amounts shown in the table below reflect the actual severance benefits that he received or will receive (with the exception of the medical and welfare benefits which are estimated based on our current premium costs).

			Life Insurance
		Accrued	Proceeds or	Health and	Acceleration	Total
	Salary and	Vacation	Disability	Welfare	of Equity	Termination
	Bonus	Pay	Income	Benefits	Awards	Benefits
Current	($)	($)	($)	($)	($)(1)	($)

Peter J. Boni

• Normal Retirement (65+)	—	8,125	—	—	218,750	226,875
• Permanent disability	—	8,125	1,029,800	—	218,750	1,256,675
• Death	—	8,125	1,500,000	—	218,750	1,726,875
• Involuntary termination without cause or for good reason	1,300,000	8,125	—	51,830	—	1,359,955
• Change in control	—	—	—	—	1,341,597	1,341,597
• Change-in-control termination, involuntarily or for good reason	3,900,000	8,125	—	155,491	1,341,597	5,405,213

Raymond J. Land

• Normal Retirement (65+)	—	230	—	—	—	230
• Permanent disability	—	230	476,667	—	—	476,897
• Death	—	230	1,075,000	—	—	1,075,230
• Involuntary termination without cause or for good reason	682,500	230	—	59,554	—	742,284
• Change-in-control termination, involuntarily or for good reason	682,500	230	—	59,554	—	742,284

James A. Datin

• Normal Retirement (65+)	—	4,875	—	—	52,500	57,375
• Permanent disability	—	4,875	4,727,450	—	52,500	4,784,825
• Death	—	4.875	1,140,000	—	52,500	1,197,375
• Involuntary termination without cause or for good reason	780,000	4,875	—	29,341	—	814,216
• Change-in-control termination, involuntarily or for good reason	1,560,000	4,875	—	58,683	309,151	1,932,709

John A. Loftus (2)

• Normal Retirement (65+)	—	—	—	—	51,392	51,392
• Permanent disability	—	—	4,452,500	—	51,392	4,503,892
• Death	—	—	1,140,000	—	51,392	1,191,392
• Involuntary termination without cause or for good reason	975,000	—	—	48,443	51,392	1,074,835
• Change-in-control termination, involuntarily or for good reason	975,000	—	—	48,443	313,389	1,336,832

Brian J. Sisko

• Normal Retirement (65+)	—	4,250	—	—	—	4,250
• Permanent disability	—	4,250	3,698,067	—	—	3,702,317
• Death	—	4,250	1,090,000	—	—	1,094,250
• Involuntary termination without cause or for good reason	760,000	4,250	—	48,223	—	812,473
• Change-in-control termination, involuntarily or for good reason	760,000	4,250	—	48,223	—	812,473

Former

Steve J. Feder

• Termination for good reason	645,000	16,346	—	43,199	215,065	919,610

(1)	With the exception of Mr. Feder, for whom he have shown the actual expense relating to the acceleration of his equity awards upon his termination of employment in August 2007, the values in this column were calculated based on (i) the number of shares underlying stock options for which vesting would have been accelerated as of December 31, 2007 in each scenario, multiplied by the difference between our year-end closing stock price of $1.80 per share, as reported on the NYSE consolidated tape, and the exercise price of stock options for which vesting would have been accelerated, plus (ii) the number of restricted stock awards for which vesting would have been accelerated as of December 31, 2007 in each scenario, multiplied by our year-end closing stock price of $1.80 per share.

(2)	Mr. Loftus voluntarily resigned as a Safeguard employee as of May 2, 2008. Therefore, the payments and benefits described are no longer applicable.
Relationships and Related Transactions with Management and Others
As part of our business, we participate in the management of private equity funds. Robert E. Keith, Jr., Chairman of our Board, is the President and Chief Executive Officer of TL Ventures, the management company for TL Ventures III, TL Ventures IV, and TL Ventures V, and the Chairman of the management companies for EnerTech Capital Partners and EnerTech Capital Partners II. In December 2005, Safeguard sold substantially all of its interests in TL Ventures and EnerTech Capital Partners funds for approximately $24 million in cash with the buyers also assuming approximately $9 million of Safeguard’s remaining unfunded capital commitments to these funds. Safeguard retained certain limited rights and obligations related primarily to its former role as a general partner of some of the funds. Under certain circumstances, we may be required to return a portion or all the distributions we received as a general partner of a fund for further distribution to such fund’s limited partners (the “clawback”). Assuming for these purposes only that the funds were liquidated or dissolved on December 31, 2007 and the only distributions from the funds were equal to the carrying value of the funds on the December 31, 2007 financial statements, the maximum clawback we would be required to return for our general partner interest is $5.8 million.

OTHER MATTERS
Expenses of Solicitation
Safeguard will pay the entire cost of preparing, assembling, printing, mailing and distributing these proxy materials and soliciting votes. Upon request, we will reimburse brokerage houses and other custodians, nominees and fiduciaries for forwarding proxy materials to our shareholders. If you choose to access the proxy materials and/or vote over the Internet, you are responsible for Internet access charges you may incur. If you choose to vote by telephone, you are responsible for telephone charges you may incur. In addition to the mailing of these proxy materials, the solicitation of proxies or votes may be made in person, by telephone or by electronic communication by our directors, officers and employees, who will not receive any additional compensation for such solicitation.
Procedures for Submitting Shareholder Proposals
Proposals for Inclusion in the Proxy Statement. Under Rule 14a-8 under the Securities Exchange Act of 1934, as amended, shareholders may present proper proposals for inclusion in Safeguard’s proxy statement for consideration at our next annual meeting of shareholders by submitting the proposals to Safeguard in a timely manner. To be included in our proxy statement for our 2009 annual meeting, shareholder proposals must be received by Safeguard no later than [February 10, 2009]. Such proposals should be sent to:
Safeguard Scientifics, Inc.
Attention: Secretary
435 Devon Park Drive, Building 800
Wayne, PA 19087-1945
Proposals not included in the Proxy Statement. With respect to proposals not intended for inclusion in the Safeguard’s proxy materials for next year’s annual meeting, if Safeguard does not receive notice of such a proposal by [May 27, 2009] and the matter is raised at that meeting, the proxy holders will have discretionary authority to vote on the matter. All proposals and notifications should be addressed to the Corporate Secretary.
Additional Information
Safeguard’s annual report to shareholders for the year ended December 31, 2007, including consolidated financial statements and the related notes thereto and other information with respect to Safeguard and its companies, is being mailed, together with this proxy statement, on or about [June 10, 2008] to shareholders of record as of the close of business on June 2, 2008.
General
Our Internet website address included in this proxy statement is provided for the convenience of our shareholders. The information contained therein or connected thereto are not intended to be incorporated into this proxy statement. All references to our website address are intended to be inactive textual references only.
Safeguard is not aware of any other business to be presented at the annual meeting. If matters other than those described in this proxy statement should properly arise at the annual meeting, the proxies will use their discretion to vote on such matters.
BY ORDER OF THE BOARD OF DIRECTORS
Deirdre Blackburn
Secretary
[June 10, 2008]

Annex 1
Form of Proposed Amendment to Second Amended and Restated Articles of Incorporation
The first paragraph of Article 5TH is hereby amended and restated in its entirety as follows:
     5TH The Corporation shall be authorized to issue [*] shares of capital stock, which shall be divided into [*] shares of Common Stock, with a par value of ten cents ($.10) per share (the “Common Stock”), and 1,000,000 shares of Preferred Stock, with a par value of ten cents ($.10) per share (the “Preferred Stock”), 150,000 of which are designated Series A Junior Participating Preferred Shares (the “Series A Preferred Shares”). Effective immediately upon the filing of the Articles of Amendment containing this Amendment with the Pennsylvania Secretary of State, every [*] outstanding shares of Common Stock shall without further action by this Corporation or the holder thereof be combined into and automatically become one share of Common Stock. The authorized shares of Common Stock of the Corporation shall be reduced proportionately to the number of shares set forth above in this Article 5TH. No fractional share shall be issued in connection with the foregoing stock split. The Corporation shall pay to each shareholder who would otherwise be entitled to a fractional share as a result of such change the value of such fractional share based upon the average closing price of a share of the Corporation’s Common Stock, as reported on the New York Stock Exchange Consolidated tape, for the 10 trading days immediately preceding the effective date of this Amendment (as adjusted for that reverse stock split).

*	The Board of Directors shall be granted discretion to effect the reverse stock split at a ratio between 1-for-4 and 1-for-8.

PROXY
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
No matter how many shares you hold, we consider your vote important and encourage you to vote as soon as possible.
When you sign and return this proxy card, you
•	appoint Brian J. Sisko and Deirdre Blackburn (or any substitutes they may appoint), as proxies to vote your shares, as you have instructed, at the annual meeting on July 23, 2008, and at any adjournments of that meeting;
•	authorize the proxies to vote, in their discretion, upon any other business properly presented at the meeting; and
•	revoke any previous proxies you may have signed.
IF YOU DO NOT INDICATE HOW YOU WISH TO VOTE, THE PROXIES WILL VOTE (1) FOR ALL NOMINEES TO THE BOARD OF DIRECTORS; (2) FOR THE PROPOSAL TO AMEND THE SECOND AMENDED AND RESTATED ARTICLES OF INCORPORATION TO EFFECT A REVERSE STOCK SPLIT OF OUR COMMON STOCK AT AN EXCHANGE RATIO OF NOT LESS THAN 1-FOR-4 AND NOT MORE THAN 1-FOR-8 AND AUTHORIZE THE BOARD OF DIRECTORS, IN ITS DISCRETION, TO IMPLEMENT THE REVERSE STOCK SPLIT WITHIN THIS RANGE AT ANY TIME PRIOR TO OUR 2009 ANNUAL MEETING OF SHAREHOLDERS BY FILING AN AMENDMENT TO OUR SECOND AMENDED AND RESTATED ARTICLES OF INCORPORATION; (3) FOR THE PROPOSAL TO RATIFY THE APPOINTMENT OF KPMG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2008; AND (4) AS THEY MAY DETERMINE, IN THEIR DISCRETION, WITH REGARD TO ANY OTHER MATTER PROPERLY PRESENTED AT THE MEETING.
(continued, and to be marked, signed and dated, on the reverse side.)
Insert address change or comments here and mark the corresponding box on the reverse side.

▼ FOLD AND DETACH HERE ▼
You can now access your Safeguard Scientifics, Inc. account online via Investor ServiceDirect® (ISD).
BNY Mellon Shareowner Services, Transfer Agent for Safeguard Scientifics, Inc., now makes it easy and convenient for you to get current information on your shareholder account.

•	View account status	•	Establish/change your PIN

•	View certificate history	•	Access stock transfer forms and information

•	Make address changes
Visit BNY Mellon Sharehowner Services on the web at www.bnymelloninvestor.com/shareowner/isd.
For technical assistance, please call BNY Mellon Shareowner Services at 1.877.978.7778 between 9:00 a.m. and 7:00 p.m. Monday-Friday Eastern Time.

UNLESS OTHERWISE INSTRUCTED, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS.
The Board of Directors recommends a vote FOR all nominees and FOR Proposals 2 and 3.
1.	ELECTION OF DIRECTORS—Nominees:
	01) Peter J. Boni 02) Michael J. Cody 03) Julie A. Dobson 04) Robert E. Keith, Jr. 05) Andrew E. Lietz 06) George MacKenzie	07) George D. McClelland 08) Jack L. Messman 09) John W. Poduska, Sr. 10) John J. Roberts 11) Robert J. Rosenthal	FOR ALL NOMINEES ☐	WITHHELD FROM ALL NOMINEES ☐	To cumulate votes, write "cumulate for" in the space below, followed by the name of the nominee(s) and the number of votes to be cast for each nominee.
To withhold authority to vote for any individual nominee while voting for the remainder, strike a line through the nominee's name in the list.

2.	Proposal to amend the Company's Second Amended and Restated Articles of Incorporation to effect a reverse stock split of our outstanding common stock at an exchange ratio of not less than 1-for-4 and not more than 1-for-8, and to authorize our Board of Directors to implement the reverse stock split within this range at any time prior to our 2009 annual meeting of shareholders by filing an amendment to our Second Amended and Restated Articles of Incorporation. The Board of Directors will retain discretion to elect to implement a reverse stock split in this range or to elect not to implement a reverse stock split.				FOR ☐	AGAINST ☐	ABSTAIN ☐

3.	Proposal to ratify the appointment of KPMG LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2008.				FOR ☐	AGAINST ☐	ABSTAIN ☐

IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING AND AT ANY ADJOURNMENTS OR POSTPONEMENTS OF THE MEETING.

Signature	Signature	Date

PLEASE SIGN EXACTLY AS YOUR NAME APPEARS ON THIS CARD. Joint owners should each sign. Include your title if you are signing as an attorney, executor, administrator, trustee or guardian, or on behalf of a corporation or partnership.

▼ FOLD AND DETACH HERE ▼
Vote by Internet or Telephone or Mail
24 Hours a Day, 7 Days a Week
Internet and telephone voting are available through 11:59 PM Eastern Time the day prior to the annual meeting date.
Your Internet or telephone vote authorizes the named proxy to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Internet
http://www.proxyvoting.com/sfe
Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.

Telephone
1.866.540.5760
Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

Mail
Mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

If you vote your proxy by Internet or telephone,
do NOT mail back your proxy card.
If you are located outside of the United States, the delivery of your Proxy
MUST be via the INTERNET or MAIL.